Exhibit 10.1

Execution Version

Published Deal CUSIP Number: 48U15UAC6
Published Revolver CUSIP Number: 48U15UAD4

CREDIT AGREEMENT
Dated as of March 8, 2019
among
KANSAS CITY SOUTHERN
as Borrower
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
as Guarantors
and
THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO
as Lenders and Issuing Banks
and
BANK OF AMERICA, N.A.
as Administrative Agent
and
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents
_____________________________________________________________________________________

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunning Managers

T A B L E O F C O N T E N T S
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

ARTICLE III

CONDITIONS TO INITIAL EXTENSION OF CREDIT AND
ISSUANCE OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Initial Extension of Credit............................................	59
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal.................	61
SECTION 3.03. Determinations Under Section 3.01.....................................................................	61

Kansas City Southern Credit Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.................................................	61

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.........................................................................................	65
SECTION 5.02. Negative Covenants.............................................................................................	68
SECTION 5.03. Reporting Requirements......................................................................................	75
SECTION 5.04. Financial Covenant..............................................................................................	77

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.................................................................................................	77
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default....................................	79

ARTICLE VII

THE ADMINISTRATIVE AGENT

ARTICLE VIII

GUARANTY

Kansas City Southern Credit Agreement

SECTION 8.06. [Reserved]....................................................................................................	88
SECTION 8.07. Continuing Guaranty; Assignments.....................................................................	88
ARTICLE IX

MISCELLANEOUS

Kansas City Southern Credit Agreement

SCHEDULES
Schedule I        ‑    Commitments and Applicable Lending Offices
Schedule II        -    Guarantors
Schedule III            Unrestricted Subsidiaries
Schedule 4.01(b)    -    Subsidiaries
Schedule 4.01(d)    -    Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(q)    -    Environmental Disclosure
Schedule 5.02(b)    -    Effective Date Indebtedness (Non-Loan Parties)
Schedule 5.02(l)    -    Existing Payment Restrictions Affecting Restricted Subsidiaries
Schedule 5.02(m)    -    Transactions with Affiliates

EXHIBITS

Exhibit A        ‑    Form of Note
Exhibit B        ‑    Form of Committed Loan Notice
Exhibit C        ‑    Form of Assignment and Acceptance
Exhibit D        -    Form of Affiliate Subordination Agreement
Exhibit E        -    Form of Solvency Certificate
Exhibit F        -    Form of Guaranty Supplement
Exhibit G-1-4        -    Form of U.S. Tax Compliance Certificates
Exhibit H        ‑    Form of Administrative Questionnaire

Kansas City Southern Credit Agreement

CREDIT AGREEMENT
CREDIT AGREEMENT (this “Agreement”) dated as of March 8, 2019 among Kansas City Southern (“KCS”), a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Banks (as hereinafter defined), Bank of America, N.A. (“Bank of America”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Co-Syndication Agents, the “Agents”) for the Lender Parties (as hereinafter defined), Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association as co-syndication agents (the “Co-Syndication Agents”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citibank, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunning managers (the “Lead Arrangers”).
PRELIMINARY STATEMENTS
1.    WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Revolving Credit Advances at any time and from time to time on and from the Effective Date and prior to the Termination Date in an aggregate principal amount at any one time outstanding (when taken together with the face amount of the Letters of Credit then outstanding) not to exceed $600,000,000. The Borrower has requested that the Issuing Banks issue Letters of Credit in an aggregate face amount at any one time outstanding not to exceed $25,000,000; and
2.    WHEREAS, the Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Additional Guarantors” has the meaning specified in Section 8.05.
“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

Kansas City Southern Credit Agreement

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.
“Advance” means a Revolving Credit Advance, a Letter of Credit Advance, an Extended Revolving Credit Advance or an Incremental Term Advance, as applicable.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
“Affiliate Subordination Agreement” means an affiliate subordination agreement, in substantially the form of Exhibit D hereto, as amended.
“Agency Fee Letter” means that certain letter agreement, dated as of February 19, 2019, among the Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended from time to time.
“Agents” has the meaning specified in the recital of parties to this Agreement.
“Agent Parties” has the meaning specified in Section 9.17.
“Agreement” has the meaning specified in the recital of parties to this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” means (a) from and after an Extension, with respect to any Extended Revolving Credit Commitments and Extended Revolving Credit Advances of a particular Class, the Applicable Commitment Fee Rate for such Extended Revolving Credit Commitments and Extended Revolving Credit Advances shall be those set forth in the applicable definitive documentation with respect to such Class and (b) before an Extension, a percentage as set forth below per annum determined by reference to the Ratings then in effect:

Rating	Applicable Commitment Fee Rate
A- or higher from S&P A3 or higher from Moody’s A- or higher from Fitch	0.090%
BBB+ from S&P Baa1 from Moody’s BBB+ from Fitch	0.100%
BBB from S&P Baa2 from Moody’s BBB from Fitch	0.125%
BBB- from S&P Baa3 from Moody’s BBB- from Fitch	0.200%

Kansas City Southern Credit Agreement

BB+ or lower from S&P Ba1 or lower from Moody’s BB+ or lower from Fitch	0.250%

For purposes hereof, (a) if only one of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Commitment Fee Rate shall be determined by reference to the available Rating; (b) if the Borrower shall fail to maintain a Rating from all of Fitch, S&P and Moody’s, the Applicable Commitment Fee Rate will be set in accordance with the lowest level of Ratings set forth above; (c) if only two of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Commitment Fee Rate shall be determined by reference to the higher Rating unless such Ratings differ by more than one level, in which case the applicable Rating will be deemed to be the Rating one level below the higher of such Ratings; (d) if all three Rating Agencies have established Ratings and the Ratings shall fall within two different levels, the Applicable Commitment Fee Rate shall be based upon the Rating assigned by two of such Rating Agencies, or if the Ratings shall fall within three different levels, the Applicable Commitment Fee Rate shall be based upon the middle Rating; (e) if any Rating established by Fitch, S&P or Moody’s shall be changed, such change shall be effective as of the Business Day following the date on which such change is first announced publicly by the Rating Agency making such change; and (f) if Fitch, S&P or Moody’s shall change the basis on which Ratings are established, each reference to the Rating announced by Fitch, S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by Fitch, S&P or Moody’s, as the case may be or, if there is no equivalent or such change would otherwise result in a change in the Applicable Commitment Fee Rate, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating basis and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined by reference to the Ratings of the other Rating Agencies (or, if the circumstances referred to in this clause (f) shall affect all such Rating Agencies, the Ratings most recently in effect prior to such change).
“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means:
(a) from and after an Extension, with respect to any Extended Revolving Credit Advances of a particular Class, the Applicable Margins for such Extended Revolving Credit Advances shall be those specified in the applicable definitive documentation with respect to such Class; and
(b) in respect of the other Facilities (and, for the avoidance of doubt, before an Extension), at any time, the Applicable Margin corresponding to the Rating in effect from time to time as described below:

Rating	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
A- or higher from S&P A3 or higher from Moody’s A- or higher from Fitch	1.000%	0.000%

Kansas City Southern Credit Agreement

BBB+ from S&P Baa1 from Moody’s BBB+ from Fitch	1.125%	0.125%
BBB from S&P Baa2 from Moody’s BBB from Fitch	1.250%	0.250%
BBB- from S&P Baa3 from Moody’s BBB- from Fitch	1.500%	0.500%
BB+ or lower from S&P Ba1 or lower from Moody’s BB+ or lower from Fitch	1.750%	0.750%
For purposes hereof, (a) if only one of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Margin shall be determined by reference to the available Rating; (b) if the Borrower shall fail to maintain a Rating from all of Fitch, S&P and Moody’s, the Applicable Margin will be set in accordance with the lowest level of Ratings set forth above; (c) if only two of Fitch, S&P and Moody’s shall have in effect a Rating, the Applicable Margin shall be determined by reference to the higher Rating unless such Ratings differ by more than one level, in which case the applicable Rating will be deemed to be the Rating one level below the higher of such Ratings; (d) if all three Rating Agencies have established Ratings and the Ratings shall fall within two different levels, the Applicable Margin shall be based upon the Rating assigned by two of such Rating Agencies, or if the Ratings shall fall within three different levels, the Applicable Margin shall be based upon the middle Rating; (e) if any Rating established by Fitch, S&P or Moody’s shall be changed, such change shall be effective as of the Business Day following the date on which such change is first announced publicly by the Rating Agency making such change; and (f) if Fitch, S&P or Moody’s shall change the basis on which Ratings are established, each reference to the Rating announced by Fitch, S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by Fitch, S&P or Moody’s, as the case may be or, if there is no equivalent or such change would otherwise result in a change in the Applicable Margin, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating basis and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Ratings of the other Rating Agencies (or, if the circumstances referred to in this clause (f) shall affect all such Rating Agencies, the Ratings most recently in effect prior to such change).
“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or has made an Advance with respect to such Facility at such time and (b) the Letter of Credit Facility, (i) the Issuing Banks and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(d) that are outstanding at such time, each such other Revolving Credit Lender.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

Kansas City Southern Credit Agreement

“Attributable Debt” means, in connection with any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the discount rate implied in the lease) of the obligations of the lessee for rental payments during the term of the lease.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.01(c)(i).
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” has the meaning specified in the recital of parties to this Agreement.
“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the Eurodollar Rate for an Interest Period of one month as of such time plus 1.00%.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.07(d) hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning specified in the recital of parties to this Agreement.
“Borrower Materials” has the meaning specified in Section 5.03.
“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.
“Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and (in the case of a Eurodollar Rate Advance) having the same Interest Period made by the Revolving Credit Lenders.

Kansas City Southern Credit Agreement

“Business Day” means any day that is not a Saturday or Sunday or any other day on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, any day on which dealings are carried on in the London interbank market.
“Capitalized Lease Obligations” means with respect to any Person, the Obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Obligations are, subject to Section 1.03(c), required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP and the amount of such Obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in an amount equal to 103% of such L/C Obligations or obligations or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” of any Person means any of the following, to the extent owned by such Person: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $500 million, in each case, having a maturity of not greater than 180 days from the date of acquisition thereof, (c) commercial paper maturing within 270 days from the date of acquisition thereof in an aggregate amount of no more than $20 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated, at the time of acquisition, at least “Prime‑1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) investments, classified in accordance with GAAP as Current Assets of such Person, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest commercial paper rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition, (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above, (f) investments substantially equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above, or (g) such other liquid investments as shall be approved by the Administrative Agent.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender Party or an Affiliate of a Lender Party or (b) any Lender Party or Affiliate of a Lender Party that has entered into a Cash Management Agreement prior to the Effective Date, in each case in its capacity as a party to such Cash Management Agreement.

Kansas City Southern Credit Agreement

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall be deemed to have occurred if (i) at any time, less than 50% of the members of the board of directors of the Borrower shall be (A) individuals who are members of such board on the Effective Date or (B) individuals whose election, or nomination for election by the Borrower’s stockholders, was approved by a vote of at least 50% of the members of the board then still in office who are members of the board on the Effective Date (or whose election or nomination has been approved as provided in this clause (B)), (ii) at any time, any person, or any two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of Equity Interests of the Borrower, shall become, according to public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower representing 35% or more (calculated in accordance with such Rule 13d-3) of the combined voting power of the Borrower’s then outstanding voting securities or (iii) a “Change of Control” (or similar event), as such term may be defined in any indenture or other agreement or instrument governing Material Debt, shall have occurred.
“Class”, when used in reference to (a) any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Advances made under the Revolving Credit Facility, an Incremental Term Facility or any tranche of Other Advances, (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Term Commitment or any Other Commitment relating to any tranche of Other Advances and (c) any Lender, refers to whether such Lender has an Advance or Commitment with respect to a particular Class of Advances or Commitments. The Revolving Credit Advances, the Incremental Term Advances and the Other Advances that have different terms and conditions shall be construed to be in different Classes.
“Commitment” means a Revolving Credit Commitment, an Other Commitment, a Letter of Credit Commitment or an Incremental Term Commitment, as the context may require.
“Commitment Fee” has the meaning specified in Section 2.08(a).
“Committed Loan Notice” means (a) a Notice of Borrowing, (b) a notice of conversion of Advances of one Type to the other, or (c) a notice of continuation of Eurodollar Rate Advances, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Kansas City Southern Credit Agreement

“Concession Title” means KCSM’s right, for a period of 30 years, to be the exclusive provider (subject to certain trackage rights existing as of the Effective Date or arising from time to time thereafter) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services over the Northeast Rail Lines, granted by the Mexican government, subject in all cases to the terms and conditions of such grant, as in effect on June 23, 1997 and as amended on February 12, 2001,  November 22, 2006, December 31, 2013, December 20, 2017 and April 27, 2018.
“Confidential Information” means information that any Loan Party furnishes to the Administrative Agent or any Lender Party in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender Party’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, the interest expense (including imputed interest expense in respect of Capitalized Lease Obligations, but excluding amortization of deferred financing costs) of the Borrower and its Consolidated Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.
“Consolidated Net Assets” means, with respect to any Person, as of any date of determination, the Total Assets after deducting therefrom all current liabilities, in each case reflected on the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.03(b) or (c), as applicable, determined on a Consolidated basis.
“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) except with respect to determinations made on a Pro Forma Basis, the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with a Subsidiary or the date that such Person’s assets are acquired by a Subsidiary, (b) the income or loss of any Person that is not a Subsidiary, other than cash actually paid by such Person to the Borrower and its Consolidated Subsidiaries during such period in the form of dividends or other distributions (c) any debt retirement costs, (d) extraordinary gains and extraordinary losses and (e) that portion of the income or loss of any Person that is not a wholly owned Subsidiary that represents the amount of Equity Interests not owned by the Borrower or a Consolidated Subsidiary.
“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co‑making by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the

Kansas City Southern Credit Agreement

primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) under Letters of Credit or (v) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include customary and reasonable indemnity obligations under any contractual obligation permitted under this Agreement, including, but not limited to, contractual obligations in respect of any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Debt). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.
“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.02 or 2.09.
“Co-Syndication Agents” has the meaning specified in the recital of parties to this Agreement.
“Credit Agreement Refinancing Debt” means unsecured Debt (whether in the form of notes or term loans or otherwise) of the Borrower issued after the Effective Date to replace, refinance or exchange for, in part, the Revolving Credit Facility or any other Class of Commitments or Advances; provided that (a) such Debt shall not have a maturity date prior to the Termination Date with respect to the Revolving Credit Facility or such other Class of Commitments or Advances (as applicable) and (b) 100% of the net cash proceeds of such Debt shall be applied, on the date of the incurrence thereof, to prepay the Facilities or such other Class of Commitments or Advances (as applicable).
“Current Assets” of any Person means, at any date of determination, all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than current accounts payable incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all Obligations of such Person in respect of bankers acceptances and as an account party in respect of letters of credit and letters of guaranty, (g) all Contingent Obligations and Obligations in respect of Securitization Transactions of such Person, (h) all Obligations of such Person in respect of Disqualified Equity Interests to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by)

Kansas City Southern Credit Agreement

any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured by such Lien and (y) the fair market value of the property to which such Lien relates). The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.
“Debt for Borrowed Money” means, at any date of determination, the sum of, without duplication, (i) the aggregate principal amount of all Debt that, in accordance with GAAP, would be classified as indebtedness on the balance sheet of the Borrower and its Consolidated Subsidiaries at such date, and (ii) the aggregate amount of all Securitization Transactions of the Borrower and its Consolidated Subsidiaries at such date.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
“Default Interest” has the meaning set forth in Section 2.07(b).
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letter of Credit Advances) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed

Kansas City Southern Credit Agreement

to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable at the option of the holder thereof, or (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, in whole or in part, on or prior to the date that is six months after the latest Termination Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default); provided, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests. Subject to the proviso in the immediately preceding sentence, the term “Disqualified Equity Interests” will also include any options, warrants or other rights that are convertible into Disqualified Equity Interests or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the latest Termination Date.
“Domestic Lending Office” means, (a) in the case of any Revolving Credit Lender, the office of such Lender Party specified as its “Domestic Lending Office” set forth in its Administrative Questionnaire, or (b) in the case of any other Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” in the Assignment and Acceptance pursuant to which it became a Lender Party or, in each case, such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Borrower which is not a Foreign Subsidiary.
“EBITDA” means, at any date of determination, the sum, determined on a Consolidated basis, of Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, including amortization of deferred financing costs, (iv) all extraordinary, unusual or non-recurring losses and expenses for such period, (v) non-cash expenses related to stock based compensation, (vi) fees and expenses directly incurred or paid in connection with (x) the Transactions, (y) to the extent not prohibited hereunder, acquisitions and dispositions, and (z) to the extent not prohibited hereunder, issuances or incurrence of Debt, issuances of Equity Interests or refinancing transactions and modifications of instruments of Debt, (vii) non-cash foreign exchange losses related to balance sheet revaluations, (viii) non-cash charges and expenses relating to Hedge Agreements and (ix) the aggregate amount of all other extraordinary, unusual or non-recurring, non-cash charges, expenses or losses reducing Consolidated Net Income during such period (including all associated reserves taken during such period on account of contingent cash payments that may be required in a future period) minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any all extraordinary, unusual or non-recurring gains for such period determined in accordance with GAAP for the most recently completed Measurement Period, (ii) non-cash foreign exchange gains related to balance sheet revaluations, (iii) non-cash gains relating to Hedge Agreements, and (iv) all cash payments made during such period on account of reserves and other non-cash charges, losses and/or expenses added to Consolidated Net Income in a previous period pursuant to preceding clauses (a)(vii), (a)(viii) and/or (a)(ix).

Kansas City Southern Credit Agreement

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party, (c) an Approved Fund and (d) any other Person (other than an individual or a Defaulting Lender) approved by (x) the Administrative Agent and (y) unless an Event of Default under Section 6.01(a) or (f) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, it being understood that the Borrower may withhold consent with respect to any Persons which are engaged in the freight rail transportation business in North and/or Central America, or any Person controlling, or under common control with, any such Person (the “Excluded Persons”); it being further acknowledged and understood that none of the lenders under the Existing Credit Agreement as of the Effective Date are, individually or in the aggregate, Excluded Persons as of the Effective Date); provided, that any assignment of the Revolving Credit Facility requires approval of each Issuing Bank (such approval not to be unreasonably withheld or delayed); provided, however, neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non‑compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to the environment or health and safety as such relates to exposure to Hazardous Material, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, natural resources or health and safety as such relates to exposure to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Kansas City Southern Credit Agreement

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means (a) any Reportable Event; (b) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any member of the Controlled Group of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any member of the Controlled Group of any notice, or the receipt by any Multiemployer Plan from the Borrower or any member of the Controlled Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); or (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, (a) in the case of any Revolving Credit Lender party hereto on the date hereof, the office of such Lender Party specified as its “Eurodollar Lending Office” set forth in its Administrative Questionnaire, or (b) in the case of any other Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” in the Assignment and Acceptance pursuant to which it became a Lender Party (or if no other office is specified, its Domestic Lending Office), or, in each case, such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
“Eurodollar Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. dollars for a period equal in length to such Interest Period (“LIBOR”), which rate is approved by the Administrative Agent, as published on the

Kansas City Southern Credit Agreement

applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b) for any interest calculation with respect to a Base Rate Advance (to the extent calculated based on clause (c) of the definition of “Base Rate”) on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. dollar deposits with a term of one month commencing that day; and
(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Persons” has the meaning specified in the definition of “Eligible Assignee”.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Recipient or required to be withheld or deducted from a payment to the Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.12) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated as of December 9, 2015, among KCS, as borrower, the subsidiary guarantors named therein, the initial lenders, the issuing banks named therein, and Bank of America, N.A., as administrative agent.

Kansas City Southern Credit Agreement

“Extended Commitments and Advances” has the meaning specified in Section 2.20(a).
“Extended Revolving Credit Advance” means the Revolving Credit Advance of any Revolving Credit Lender extended pursuant to an Extended Revolving Credit Commitment.
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.20(b)(ii).
“Extension” has the meaning specified in Section 2.20(a).
“Extension Offer” has the meaning specified in Section 2.20(a).
“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.
“Fitch” means Fitch Ratings Inc. and any successor thereto.
“Foreign Lender Party” means any Lender Party that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO Subsidiary” means any direct or indirect Subsidiary all of the assets of which consist of the equity and/or indebtedness, which is treated as equity for U.S. federal income tax purposes, of (a) one of more CFCs or (b) one or more Foreign Subsidiaries. For the avoidance of doubt, it is hereby

Kansas City Southern Credit Agreement

acknowledged and agreed that each of KCS Investment I, Ltd. and Caymex Transportation, Inc. shall be considered a FSHCO Subsidiary.
“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Granting Lender” has the meaning specified in Section 9.07(k).
“Guaranteed Obligations” has the meaning specified in Section 8.01(a).
“Guaranty” means the guaranty of the Guarantors set forth in Article VIII together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(h), in each case as amended, amended and restated, modified or otherwise supplemented.
“Guarantors” means (i) the Borrower (other than with respect to its own Obligations), (ii) as of the Effective Date, the Restricted Subsidiaries of the Borrower listed on Schedule II hereto and (iii) each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(h).
“Guaranty Supplement” has the meaning specified in Section 8.05.
“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, greenhouse gases and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price hedging agreements and arrangements and other hedging agreements.
“Hedge Bank” means (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender Party or an Affiliate of a Lender Party or (b) any Lender Party or Affiliate of a Lender Party that has entered into a Hedge Agreement prior to the Effective Date, in each case in its capacity as a party to such Hedge Agreement.
“Honor Date” has the meaning specified in Section 2.03(d)(i).
“Increase Leverage Notice” has the meaning specified in Section 5.04.

Kansas City Southern Credit Agreement

“Incremental Amendment” has the meaning specified in Section 2.18(b).
“Incremental Commitments” has the meaning specified in Section 2.18(a).
“Incremental Facility Effective Date” has the meaning specified in Section 2.18(b).
“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.18(a).
“Incremental Term Advance” has the meaning specified in Section 2.18(c).
“Incremental Term Commitments” has the meaning specified in Section 2.18(a).
“Incremental Term Facility” has the meaning specified in Section 2.18(a).
“Indemnified Party” has the meaning specified in Section 9.04(b).
“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit under this Agreement.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week, one month, two months, three months or six months (or, if agreed to by each Lender participating therein, twelve months thereafter), as the Borrower may, upon notice received by the Administrative Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select (or such shorter periods as the Borrower may select and may be available and acceptable to the Lenders); provided, however, that:
(a)    the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

Kansas City Southern Credit Agreement

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Interstate Commerce Act” means the Interstate Commerce Commission Termination Act of 1995, and the regulations promulgated thereunder.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuing Banks” means (a) the banks identified on Schedule I as the Issuing Banks and (b) any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment, which shall be no less than the Letter of Credit Commitment of the assigning Issuing Bank (which information shall be recorded by the Administrative Agent in the Register), for so long as such Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment; provided that, if an Extension is effected in accordance with Section 2.20, then on the occurrence of the Termination Date in respect of the Revolving Credit Facility (ignoring, for the purposes of this proviso, clause (iii) of the definition of “Termination Date”), each Issuing Bank shall, unless it elects otherwise in the definitive documentation with respect to such Extension, have the right to resign as such on, or on any date within twenty (20) Business Days after, the Termination Date in respect of the Revolving Credit Facility, upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Bank shall retain all of its rights hereunder and under the other Loan Documents as Issuing Bank with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Bank has resigned in such capacity in accordance with the preceding sentence and no other Issuing Banks exist at such time, then no Person shall be an Issuing Bank hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as Issuing Bank hereunder.
“KCSM” means Kansas City Southern de Mexico, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico.
“L/C Collateral Account” means a Letter of Credit collateral deposit account in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent.
“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
“L/C Obligations” means, as at any date of determination, the aggregate Available Amount under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including (without duplication) all Letter of Credit Advances. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Kansas City Southern Credit Agreement

“L/C Related Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an Issuing Bank and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.
“Lead Arrangers” has the meaning set forth in the recital of the parties to this Agreement.
“Lender Party” means any Lender and any Issuing Bank.
“Lenders” means (i) the banks, financial institutions and other institutional lenders identified on Schedule I and (ii) each Person that shall become a Lender hereunder pursuant to Section 9.07 or pursuant to an Incremental Amendment or a Refinancing Amendment, in each case, for so long as such Person shall be party to this Agreement.
“Lenders Presentation” means the presentation to the Lenders on February 19, 2019 delivered in connection with the syndication of the Commitments.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Advance” means an advance made by an Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(d)(iii).
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.
“Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into an Assignment and Acceptance, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. As of the Effective Date, the aggregate Letter of Credit Commitment is $25,000,000.
“Letter of Credit Facility” means, at any time, an amount equal to the aggregate amount of the Issuing Banks’ Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
“Leverage Ratio” means, at any date of determination, the ratio of (a) the aggregate amount of Debt for Borrowed Money at such date to (b) EBITDA for the most recently completed Measurement Period.
“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.
“LIBOR Screen Rate” has the meaning specified in the definition of “Eurodollar Rate”.
“LIBOR Successor Rate” has the meaning specified in Section 2.07(d).
“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 2.07(d).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.

Kansas City Southern Credit Agreement

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Agency Fee Letter, (v) each Letter of Credit Application, and (vi) solely where the term “Loan Documents” is used or referred to in Section 2.11(f), Article VII or Section 9.11 hereof or in the Guaranty, each Cash Management Agreement and Hedge Agreement, in each case, to the extent entered into by and between any Loan Party or any Subsidiary thereof and any Cash Management Bank or Hedge Bank, as the case may be, in each case as amended.
“Loan Parties” means the Borrower and the Guarantors.
“Margin Stock” has the meaning specified in Regulation U.
“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations, of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its payment Obligations under any Loan Document to which it is or is to be a party.
“Material Debt” means (i) Debt (other than the Obligations hereunder) and (ii) obligations in respect of any Hedge Agreement of the Borrower or its Restricted Subsidiaries, in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.
“Meridian Speedway” means Meridian Speedway, LLC, a Delaware limited liability company.
“Mexico” means the United Mexican States (Estados Unidos Mexicanos).
“Minimum Extension Condition” has the meaning specified in Section 2.20(c).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any member of the Controlled Group may have any liability.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extended Commitments and Advances” has the meaning specified in Section 2.20(a).
“Non-Extension Notice Date” has the meaning specified in Section 2.01(c)(i).

Kansas City Southern Credit Agreement

“Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto.
“Notice of Borrowing” means a notice of borrowing consisting of simultaneous Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.02(a).
“Notice of Issuance” has the meaning specified in Section 2.03(a).
“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including, without limitation, Post Petition Interest), Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Without further limiting the generality of the foregoing, except for purposes of the first sentence of Sections 5.01, 5.02, 5.03 and 5.04, Section 8.07 and Section 9.11, the Obligations of any Loan Party under the Loan Documents shall include the Obligations of the Borrower and its Subsidiaries under any Cash Management Agreements or any Hedge Agreements, to the extent such agreements are entered into by and between the Borrower and/or any of its Subsidiaries and any Cash Management Bank or Hedge Bank, as applicable.
“Other Advances” means one or more Classes of Advances that result from an Extension or a Refinancing Amendment.
“Other Commitments” means one or more Classes of Commitments hereunder that result from an Extension or a Refinancing Amendment.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender Party and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, or similar taxes, charges or levies arising from any payment made hereunder or under the Notes or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Participant Register” has the meaning specified in Section 9.07(l).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

Kansas City Southern Credit Agreement

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Liens” means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings; (c) pledges or deposits in the ordinary course of business, to secure obligations under workers’ compensation laws or similar legislation, or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(g)) or securing appeal or other surety bonds related to such judgments; (f)  easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached or with the Borrower’s or Restricted Subsidiary’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose, (g) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the import of goods; and (i) Liens of the type described in Section 4-210 of the Uniform Commercial Code (or any similar provision of applicable law) or created under the deposit agreements, treasury management agreements, credit card merchant agreements or similar agreements relating to any account included with the definition of Cash Equivalent.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Platform” has the meaning specified in Section 5.03.
“Post Petition Interest” means all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding.
“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
“Pro Forma Basis” means, with respect to the calculation of the Leverage Ratio or any other calculation under any applicable provision of the Loan Documents, as of any date, that pro forma effect will be given to the Transactions, any acquisition or investment, any issuance, incurrence, assumption or permanent repayment of Debt (including Debt issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated) and all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower being used to calculate such financial ratio (the “Reference Period”), or

Kansas City Southern Credit Agreement

subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.
“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination); provided that, notwithstanding anything to the contrary contained herein, the foregoing shall be subject to the express provisions of Sections 2.18, 2.19 and 2.20.
“Public Lender” has the meaning specified in Section 5.03.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Railway Labor Act” means the Railway Labor Act, as amended from time to time.
“Rating Agencies” means Fitch, S&P and Moody’s.
“Ratings” means the non-credit enhanced long-term senior unsecured debt rating of the Borrower by each of S&P, Moody’s or Fitch.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Refinancing” means the repayment in full and termination of the Debt under the Existing Credit Agreement on the Effective Date.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) each Loan Party, (b) the Administrative Agent and (c) each Lender or other Person that agrees to provide any portion of the Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.19.
“Register” has the meaning specified in Section 9.07(d).
“Regulation A” means Regulation A of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Kansas City Southern Credit Agreement

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Indemnified Party” of an Indemnified Party means (a) any Subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party or any of its Subsidiaries and (c) the respective agents of such Indemnified Party or any of its Subsidiaries, in the case of this clause (c), acting at the instructions of such Indemnified Party.
“Reportable Event” means any reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation or by technical update waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA.
“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary, assistant secretary or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” has the meaning specified in Section 5.02(g).
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Revolving Credit Advance” has the meaning specified in Section 2.01(a).
“Revolving Credit Commitment” means, collectively, with respect to any Revolving Credit Lender at any time, (a) the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” and (b) if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d), in each case, as such Lender’s “Revolving Credit Commitment” may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.18.

Kansas City Southern Credit Agreement

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Advances and such Revolving Credit Lender’s participation in L/C Obligations at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.
“S&P” means S&P Global Ratings and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby any Person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning specified in Section 2.07(d)(ii).
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means any transfer by the Borrower or any Restricted Subsidiary of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests or (b) directly to one or more investors or other purchasers; provided that recourse to the Borrower or any of its Restricted Subsidiaries in connection with such transaction shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to such transfer). The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Debt or other securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible.

Kansas City Southern Credit Agreement

“Significant Subsidiary” means any Domestic Restricted Subsidiary (other than a FSHCO Subsidiary) (a) the Consolidated revenues of which for the most recent Fiscal Year for which audited financial statements have been delivered pursuant to Section 5.03 were greater than 5% of the Consolidated revenues of the Borrower and its Subsidiaries for such Fiscal Year or (b) the Consolidated tangible assets of which as of the end of such Fiscal Year were greater than 5% of the Consolidated tangible assets of the Borrower and its Subsidiaries as of such date; provided that (i) the aggregate Consolidated revenues of all Domestic Restricted Subsidiaries that are not Significant Subsidiaries for such Fiscal Year shall not exceed 10% of the Consolidated revenues of the Borrower and its Subsidiaries for such Fiscal Year and (ii) the aggregate Consolidated tangible assets of all Domestic Restricted Subsidiaries that are not Significant Subsidiaries as of the end of such Fiscal Year shall not exceed 10% of the Consolidated tangible assets of the Borrower and its Subsidiaries as of such date. If at any time the condition set forth in clause (i) or (ii) shall not be met, then the Borrower shall at such time designate one or more Domestic Restricted Subsidiaries as Significant Subsidiaries to the extent necessary to eliminate the applicable excess described in such clause (i) or (ii).
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SPC” has the meaning specified in Section 9.07(k).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.
“Successor Borrower” has the meaning specified in Section 5.02(d)(iv).
“Successor Guarantor” has the meaning specified in Section 5.02(d)(i).
“Surviving Debt” means Debt of each Loan Party and its Restricted Subsidiaries outstanding immediately before and permitted to be remain outstanding after the Effective Date.

Kansas City Southern Credit Agreement

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), and all liabilities with respect thereto, imposed by any Governmental Authority.
“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitment pursuant to Section 2.05 or 6.01 and (b) (i) March 8, 2024, (ii) for the purposes of any Credit Agreement Refinancing Debt incurred pursuant to this Agreement, the termination date specified in the applicable Refinancing Amendment, (iii) for the purposes of any Extended Revolving Credit Commitment, the extended Termination Date specified in the applicable Extension Offer and (iv) for the purposes of any Incremental Term Facility, the Termination Date specified in the applicable Incremental Amendment.
“Total Assets” means, as of any date of determination, the total amount of all assets of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, as shown on the most recent financial statements of the Borrower delivered pursuant to Section 5.03(b) or (c) (or if such determination is to be made prior to the first delivery of financial statements pursuant to Section 5.03(b) or (c), the financial statements referred to in Section 4.01(g)).
“Transaction” means the transactions contemplated by this Agreement and the other Loan Documents.
“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate .
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, as applicable.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.12(e)(ii)(B)(3).
“Unfunded Pension Liability” of any Plan shall mean the excess of a Plan’s benefits liabilities under Section 4001(a)(16) of ERISA over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).
“Unrestricted Subsidiaries” means (a) until it is designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation, each Subsidiary of the Borrower listed on Schedule III and (b) any

Kansas City Southern Credit Agreement

Subsidiary of the Borrower that is designated by the Borrower after the Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate any new Unrestricted Subsidiary after the Effective Date if (i) no Default has occurred and is continuing or would result therefrom, (ii) on a Pro Forma Basis after giving effect to each such designation, the Borrower shall be in compliance with the covenant set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter and (iii) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under any Credit Agreement Refinancing Debt; provided, further, that, at any time, all Unrestricted Subsidiaries, in the aggregate, do not have total revenues (excluding any intercompany revenue) for the most recent 12-month period for which financial statements are available exceeding 10% of the total revenues for the most recent 12-month period of the Borrower and its Consolidated Subsidiaries for which corresponding financial statements are available. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (1) no Default has occurred and is continuing or would result therefrom, (2) on a Pro Forma Basis after giving effect to each such designation, the Borrower shall be in compliance with the covenant set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter, and (3) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by the chief financial officer or other senior financial or senior accounting officer of the Borrower certifying compliance with the requirements of preceding clauses (1) and (2).
“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) without duplication of preceding clause (i) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03 and outstanding at such time.
“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Computation of Time Periods; Other Definitional Provisions. (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to

Kansas City Southern Credit Agreement

any particular provision thereof, (iii) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(b)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.03.     Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).
(a)    If after the Effective Date any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a statement of reconciliation conforming the financial statements delivered pursuant to Section 5.03(b) or (c) to GAAP used in the preparation of the financial statements described in Section 4.01(g).
(b)    Notwithstanding any other provision contained herein, any lease that is or would be characterized as an operating lease for purposes of GAAP prior to the issuance of FASB ASU No. 2016-02 shall continue to be accounted for as an operating lease for purposes of this Agreement (whether or not such lease was in effect on such date) notwithstanding the fact that such lease is required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as a Capitalized Lease Obligation in the financial statements to be delivered pursuant to Section 5.03.
SECTION 1.04.     Currency Equivalents Generally.
(a)     Subject to clauses (b) and (c) below, any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with Section 5.02 with respect to the amount of any Lien, Debt, disposition, Restricted Payment or Affiliate

Kansas City Southern Credit Agreement

transaction (a “subject transaction”) in a currency other than U.S. dollars, (i) the U.S. dollar-equivalent amount of a subject transaction in a currency other than U.S. dollars shall be calculated based on the relevant currency exchange rate in effect on the date of such subject transaction and, in the case of the incurrence of Debt, on the date incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Debt is incurred to extend, replace, refund, refinance, renew or defease (collectively, a “refinancing”) other Debt denominated in a currency other than U.S. dollars, and such extension, refunding, replacement, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of unpaid and accrued interest, premium (including tender and call premiums) thereon, defeasance costs and fees and expenses incurred (including original issue discount, upfront fees and similar interest), in connection with such extension, replacement, refunding, refinancing, renewal or defeasance and (ii) for the avoidance of doubt, it is agreed no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time of such subject transaction (so long as such subject transaction, at the time incurred, made, acquired, committed or entered into (or declared in the case of a Restricted Payment) was permitted hereunder).
(c)    For purposes of determining the Leverage Ratio and compliance with Section 5.02, amounts denominated in a currency other than U.S. dollars will be converted to U.S. dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Measurement Period with respect to the applicable date of determination and will, in the case of Debt, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar equivalent of such Debt.
SECTION 1.05.     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT
SECTION 2.01.     The Advances and the Letters of Credit.
(a)    The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances in U.S. dollars (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from (and including) the Effective Date until the Termination Date in respect of the Revolving Credit Facility in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).
(b)    [Reserved].
(c)    The Letters of Credit.

Kansas City Southern Credit Agreement

(i)    Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until five Business Days before the Termination Date in respect of the Revolving Credit Facility in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by any Issuing Bank not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. If the Borrower so requests in any applicable Letter of Credit Application, an Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date no later than the earlier of five Business Days before the Termination Date in respect of the Revolving Credit Facility and one year after the date of issuance thereof; provided, however, that an Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(c), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(d)(iii) and request the issuance of additional Letters of Credit under this Section 2.01(c).
(ii)    Each Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or
(B)    the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(C)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

Kansas City Southern Credit Agreement

SECTION 2.02.     Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing, each conversion of Advances from one Type to the other and each continuation of Eurodollar Rate Advances shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Advances or of any conversion of Eurodollar Rate Advances to Base Rate Advances and (ii) on the requested date of any Borrowing of Base Rate Advances; provided, however, that if the Borrower wishes to request Eurodollar Rate Advances having an Interest Period other than one week, one month, two months, three months or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower makes a request pursuant to the proviso to the immediately preceding sentence, not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Advances shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(d), each Borrowing of or conversion to Base Rate Advances shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Borrowing, each notice of conversion of Advances from one Type to the other, and each notice of continuation of Eurodollar Rate Advances shall specify, as applicable, (i) whether the Borrower is requesting a Borrowing, a conversion of Advances from one Type to the other, or a continuation of Eurodollar Rate Advances, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowing to be borrowed, converted or continued, (iv) the Type of Borrowing to be borrowed or to which existing Advances are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Advance in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Advance shall be made as, or converted to, Base Rate Advances. Any such automatic conversion to Base Rate Advance shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Advance. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Advance in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(a)    [Reserved].
(b)    Each Committed Loan Notice shall be irrevocable and binding on the Borrower; provided that any such notice in respect of any acquisition not prohibited under this Agreement, or in connection with any Borrowing or Extension, as applicable, under an Incremental Amendment, Refinancing Amendment, or an Extension Offer, may be conditioned on the consummation of such acquisition or the effectiveness of any such Incremental Amendment, Refinancing Amendment, or Extension, as applicable). In the case of any Borrowing that the related Committed Loan Notice specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall, upon demand from any Appropriate Lender setting forth in reasonable detail the basis for such demand, indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Committed Loan Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

Kansas City Southern Credit Agreement

(c)    Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.01(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07(a) to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
(d)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03.     Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (or such fewer days as the applicable Issuing Bank and the Borrower shall agree) prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the applicable Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by electronic communication. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing or by electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by a Letter of Credit Application for use in connection with such requested Letter of Credit. If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice from any Loan Party, the Administrative Agent or the Required Lenders that one or more of the applicable conditions specified in Article III have not been fulfilled, the applicable Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance.
(a)    Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit by such Issuing Bank, (B) to each Revolving Credit Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit by such Issuing Bank issued during the preceding month and drawings during such month under all Letters of Credit by such Issuing Bank and (C) to the Administrative Agent and each Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit by such Issuing Bank.
(b)    [Reserved].
(c)    Drawing and Reimbursement.

Kansas City Southern Credit Agreement

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. If the Borrower is notified of such drawing prior to 11:00 a.m. on such date, then not later than 1:00 p.m. on the date of any payment by such Issuing Bank under a Letter of Credit (or 1:00 p.m. on the next succeeding Business Day, if the Borrower is not notified of such drawing prior to 11:00 a.m. on such day) (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing of the L/C Disbursement (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share of the Available Amount thereof. In such event, the Borrower shall be deemed to have requested a Base Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the aggregate Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Committed Loan Notice). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Advance because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from an Issuing Bank a Letter of Credit Advance in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum then applicable to Revolving Credit Advances that are Base Rate Advances (provided that if the Borrower fails to reimburse such Letter of Credit Advance when due pursuant to this clause (iii), then Section 2.07(b) shall apply). In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.03(d)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Advance and shall constitute an Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Letter of Credit Advance or Base Rate Advance pursuant to this Section 2.03(d) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable Issuing Bank.
(v)    Each Lender’s obligation to make Letter of Credit Advances or Base Rate Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against an Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Advances pursuant

Kansas City Southern Credit Agreement

to this Section 2.03(d) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrower of a Committed Loan Notice, Notice of Issuance or a notice of renewal of a Letter of Credit). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by an Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Base Rate Advance or Letter of Credit Advance in respect of the relevant Letter of Credit Advance, as the case may be. A certificate of an Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error. The failure of any Lender to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender on the date specified in this Section 2.03(d) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance or Base Rate Advance, as applicable, on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance or Base Rate Advance, as applicable, to be made by such other Lender on such date.
(d)    Obligations Absolute. The obligation of the Borrower to reimburse any Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by an Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

Kansas City Southern Credit Agreement

(vi)    any payment made by an Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.
(e)    Conflict with L/C Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C Related Document, the terms hereof shall control.
SECTION 2.04.     Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date in respect of the Revolving Credit Facility the aggregate principal amount of the Revolving Credit Advances then outstanding.
SECTION 2.05.     Termination or Reduction of the Commitments. (a)  Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the Revolving Credit Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their respective Pro Rata Shares with respect to such Facility.
(a)    Mandatory. The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
SECTION 2.06.     Prepayments. (a) Optional. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Advances in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent (it being acknowledged and agreed that a notice addressed to the Administrative Agent in accordance with Section 9.02 and containing the information required by the immediately following sentence shall be acceptable to the Administrative Agent) and received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Advances and (B) on the date of prepayment of Base Rate Advances; (ii) any prepayment of Eurodollar Rate Advances shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Advances shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and

Kansas City Southern Credit Agreement

amount of such prepayment and the Type(s) of Advances to be prepaid and, if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share in respect of the Revolving Credit Facility on such date of such prepayment). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind, or extend the date for prepayment specified in, any notice of prepayment under this Section 2.06(a), if such prepayment would have resulted from a refinancing of all or any portion of any Facility, which refinancing shall not be consummated or shall otherwise be delayed. Any prepayment of a Eurodollar Rate Advances shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts then due and payable pursuant to Section 9.04(c). Subject to Section 2.15, each such prepayment shall be applied to the Advances of the Lender Parties in accordance with the amount ratably based upon the respective aggregate amounts thereof owing to the Lender Parties on such date of such prepayment.
(a)    Mandatory. (i) The Borrower shall, on each Business Day, prepay, in the manner set forth in clause (iii) below, an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings and the Letter of Credit Advances and deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances and (y) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.
(i)    The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.
(ii)    Prepayments of the Revolving Credit Facility made pursuant to clause (i) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and third deposited in the L/C Collateral Account to Cash Collateralize the Letters of Credit then outstanding; and the amount remaining (if any) after the prepayment in full of the Advances then outstanding and the Cash Collateralization of the Letters of Credit then outstanding may be retained by the Borrower. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Revolving Credit Lenders, as applicable.
(iii)    All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts then due and payable pursuant to Section 9.04(c).
SECTION 2.07.     Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more

Kansas City Southern Credit Agreement

than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid overdue principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to the Administrative Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the acceleration of the Advances, or the giving of notice by the Administrative Agent to accelerate the Advances, pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
(c)    Notice of Interest Period and Interest Rate. Promptly after receipt of a Committed Loan Notice pursuant to Section 2.02(a) or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.
(d)    Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 2.07, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as

Kansas City Southern Credit Agreement

defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended, (to the extent of the affected Eurodollar Rate Advances or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances (subject to clause (y) of the immediately preceding sentence) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent, in consultation with the Borrower, determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement).
SECTION 2.08.     Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee (the “Commitment Fee”), from the Effective Date in the case of each Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2019, and on the Termination Date, equal to the Applicable Commitment Fee Rate times the actual daily Unused Revolving Credit Commitment of such Lender; provided, however, that any Commitment Fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(a)    Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2019, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date in respect of the Letter of Credit Facility, on such Lender’s Pro Rata Share of the actual daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the Applicable Margin for Eurodollar

Kansas City Southern Credit Agreement

Rate Advances under the Revolving Credit Facility. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(f), the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum on any overdue amounts; provided that additional commission payable pursuant to this sentence shall be without duplication of amounts payable pursuant to clause (i) of Section 2.07(b). For purposes of computing the actual daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.
(i)    The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee equal to 0.125% per annum of the stated amount of each Letter of Credit issued by it, payable upon the issuance thereof, and, if applicable, payable quarterly in arrears thereafter and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
(c)    Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.
(d)    Lead Arrangers’ Fees. The Borrower shall pay to each Lead Arranger, for its own account, the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Lead Arrangers.
SECTION 2.09.     Conversion of Advances. Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
SECTION 2.10.     Increased Costs, Etc.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.10(e)) or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank as the case may be, for such additional costs incurred or reduction suffered.

Kansas City Southern Credit Agreement

(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Applicable Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements (other than the circumstances referred to in clause (e) below) has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.
SECTION 2.11.     Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its

Kansas City Southern Credit Agreement

acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(a)    [Reserved].
(b)    All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Subject to Section 2.04, whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents, is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:
(i)    first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Administrative Agent (solely in its capacity as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Administrative Agent on such date;
(ii)    second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;

Kansas City Southern Credit Agreement

(iii)    third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04 hereof and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;
(iv)    fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;
(v)    fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a) and (b) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;
(vi)    sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;
(vii)    seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;
(viii)    eighth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and
(ix)    ninth, to the payment of all other Obligations of the Loan Parties (including, for the avoidance of doubt, Obligations of the Borrower or any Subsidiary under Cash Management Agreements or Hedge Agreements, to the extent such agreements are entered into by and between the Borrower and/or any of its Subsidiaries and any Cash Management Bank or Hedge Bank, as applicable) owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Lender Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Lender Parties on such date.
If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall any payment received from, or proceeds from any assets of, any Loan Party which is not a Qualified ECP Guarantor be applied towards the payment of any Obligations under a Hedge Agreement constituting a Loan Document.
SECTION 2.12.     Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under the Notes or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Loan Party shall be required to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions

Kansas City Southern Credit Agreement

and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(a)    In addition, a Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    Each Loan Party shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Recipient, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under the Notes or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender Party or the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

Kansas City Southern Credit Agreement

(1)    in the case of a Foreign Lender Party claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender Party is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender Party is a partnership and one or more direct or indirect partners of such Foreign Lender Party are claiming the portfolio interest exemption, such Foreign Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Kansas City Southern Credit Agreement

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.12(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(e)    If the Administrative Agent or a Lender Party determines, in its sole discretion, that it has finally and irrevocably received a refund or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed on such refund) of the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Loan Party, upon the request of the Administrative Agent or such Lender Party, shall repay to the Administrative Agent or such Lender Party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or such Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender Party in a less favorable net after-Tax position than the Administrative Agent or such Lender Party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(f)    The Administrative Agent shall deliver to the Borrower, on or prior to the Closing Date (or, in the case of a successor Administrative Agent pursuant to Section 7.06, promptly upon becoming Administrative Agent), a properly completed and executed IRS Form W-8IMY (indicating “Qualified Intermediary” or U.S. branch status) or IRS Form W-9, as applicable, in each case, with the effect that Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.
SECTION 2.13.     Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set‑off, or otherwise (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party hereunder and under the Notes and the other Loan Documents at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes and the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party hereunder and under the Notes and the other Loan Documents at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent

Kansas City Southern Credit Agreement

of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, (A) so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders and (B) the provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to any Loan Party or any Subsidiary thereof. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be. Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Advances and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.20 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension shall constitute a payment or prepayment of any Advances, for purposes of this Section 2.13) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.20 in connection with any Extension (including modifying pricing and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.
SECTION 2.14.     Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit are made available (and the Borrower shall use such proceeds and Letters of Credit) (i) to consummate the Refinancing (including the repayment of the advances and other amounts outstanding under the Existing Credit Agreement), (ii) to pay related transaction fees and expenses and (iii) to provide working capital for the Borrower and its Subsidiaries for general corporate purposes (including acquisitions and repurchases of the Borrower’s Equity Interests).
SECTION 2.15.     Defaulting Lenders. (a)  Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting

Kansas City Southern Credit Agreement

Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15(d); sixth, to the payment of any amounts owing to the Lenders and the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Unreimbursed Amounts owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Unreimbursed Amounts owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive fees pursuant to Section 2.08(b)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15(d).
(C)    With respect to any Commitment Fee or fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim

Kansas City Southern Credit Agreement

of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.15(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral. (i) At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender).
(i)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any prior or pari passu right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than any Permitted Lien), or that the total amount of such Cash Collateral is less than 103% of the Issuing Banks’ Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15(d) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15(d) and shall be promptly released following (i) the elimination of the applicable Fronting Exposure (including by the

Kansas City Southern Credit Agreement

termination of Defaulting Lender status of the applicable Lender), or (ii) the good faith determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to this Section 2.15(d), the Person providing Cash Collateral and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 2.16.     Evidence of Debt. (a) The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party.
(a)    The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.17.     Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(a)    If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or 2.12) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender (other than a Defaulting Lender), if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances

Kansas City Southern Credit Agreement

accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.18.     Incremental Advances.
(a)    The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) that additional Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) be made available to the Borrower and/or (ii) the establishment of one or more term loan commitments (the “Incremental Term Commitments” and, together with the Incremental Revolving Credit Commitments, the “Incremental Commitments”) providing for term loan facilities consisting of one or more tranches (any such tranche of term loan facilities, an “Incremental Term Facility”); provided that, immediately prior to, and after giving effect to the incurrence of such Incremental Commitments, the Borrower shall be in compliance with the covenant set forth in Section 5.04 as of the last day of the most recently ended fiscal quarter, on a Pro Forma Basis after giving effect to any such Incremental Commitments (and, without duplication, assuming that any Incremental Commitments have been fully utilized). Each Incremental Revolving Credit Commitment or Incremental Term Commitment, as applicable, shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Commitments shall not exceed $200,000,000. The Incremental Revolving Credit Commitments shall form part of a single Class of Commitments, and shall be subject to identical terms and conditions as those applicable to, the Revolving Credit Commitments for all purposes of this Agreement and each other Loan Document.
(b)    Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Commitments, as applicable. Incremental Commitments may be made or provided by any existing Lender (and each existing Revolving Credit Lender will have the right, but not an obligation, to provide all or a portion of the Incremental Revolving Credit Commitments, in each case on terms permitted in this Section 2.18) or any other Eligible Assignee. Incremental Commitments shall become Commitments under this Agreement and all Incremental Commitments shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by each Loan Party, each Lender and such other Eligible Assignee agreeing to provide such Incremental Commitments, the Administrative Agent and, to the extent constituting Incremental Revolving Commitments, the Issuing Banks. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18, which may include the addition of Incremental Term Commitments and the inclusion of any Incremental Term Facility in calculations of amounts outstanding under this Agreement and in the provisions relating to prepayments set forth in Section 2.06 and to amendments and waivers set forth in Section 9.01. The effectiveness of (and any borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of each of the conditions set forth in Section 3.02 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 3.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Upon the effectiveness of any increase in the Revolving Credit Commitments pursuant to this Section 2.18, (A) the Pro Rata Share of each Revolving Credit Lender shall be automatically adjusted to give effect to such increase, provided that the amount of each Revolving Credit Lender’s Revolving Credit Commitments (other than a

Kansas City Southern Credit Agreement

Revolving Credit Lender whose Revolving Credit Commitments shall have been increased in connection with such increase) shall remain unchanged and (B) the Borrower, the Administrative Agent and the Lenders will use all commercially reasonable efforts to assign and assume outstanding Revolving Credit Advances of the affected category to conform the respective amounts thereof held by each Revolving Credit Lender to the Pro Rata Shares as so adjusted, it being understood that the parties hereto shall use commercially reasonable efforts to avoid prepayment or assignment of any affected Revolving Credit Advance that is a Eurodollar Rate Advance on a day other than the last day of the Interest Period applicable thereto.
(c)    On any Incremental Facility Effective Date on which Incremental Term Commitments are effective, subject to the satisfaction of the foregoing terms and conditions and any conditions set forth in the Incremental Amendment, each Lender of such Incremental Term Commitment shall make a term loan advance (an “Incremental Term Advance”) to the Borrower in an amount equal to its Incremental Term Commitment.
(d)    The Borrower will use the proceeds of the Incremental Commitments for any purpose not prohibited by this Agreement.
(e)    This Section 2.18 shall supersede any provisions in Section 2.06, 2.13 or 9.01 to the contrary.
SECTION 2.19.     Refinancing Amendments. At any time after the Effective Date, the Borrower may obtain, from any Lender or any other Eligible Assignee, Credit Agreement Refinancing Debt in the form of Other Advances or Other Commitments in each case pursuant to a Refinancing Amendment. Any Other Advances may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.02, together with customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements generally consistent with those delivered on the Effective Date under Section 3.02. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Advances and Commitments subject thereto as Other Advances and/or Other Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19. This Section 2.19 shall supersede any provisions in Section 2.06, 2.13 or 9.01 to the contrary.
SECTION 2.20.     Extensions of Advances and Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.20, the Borrower may from time to time extend the maturity date, and otherwise modify the terms of any Class, or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of any Advances and/or Commitments applicable to such Class, or any portion thereof (and related outstandings) of any such Class) (each, an “Extension”) pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.20, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Advances and unfunded Commitments of such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty (30) days prior to the Termination Date of the applicable Class or Classes to be extended of the requested new Termination Date for such Extension and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class

Kansas City Southern Credit Agreement

wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension (x) with respect to the Revolving Credit Facility, the Revolving Credit Commitments and Extended Revolving Credit Commitments, so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder and (y) with respect to any other Class, the Commitments and Advances that are not subject to such Extension (the “Non-Extended Commitments and Advances”) and the Commitments and Advances that are subject to such Extension (the “Extended Commitments and Advances”) shall cease to be part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.
(b)    Each Extension shall be subject to the following:
(i)    no Default shall have occurred and be continuing at the time any offering document in respect of an Extension Offer is delivered to the Lenders;
(ii)    (1) in the case of an Extension with respect to the Revolving Credit Commitments, except as to utilization fees, unused fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (an “Extended Revolving Credit Commitment”, which term shall include, without limitation, any Extended Revolving Credit Commitment (or portion thereof) that is further extended pursuant to an Extension under this Section 2.20), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments and any prior Extended Revolving Credit Commitments (and related outstandings); provided that (A) subject to the provisions of the definition of “Issuing Bank” to the extent dealing with Letters of Credit which mature or expire after an applicable Termination Date when there exist Extended Revolving Credit Commitments with a longer applicable Termination Date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments and/or Extended Revolving Credit Commitments in accordance with their Pro Rata Shares and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (y) repayments required upon any applicable Termination Date of any Class of Revolving Credit Commitments or Extended Revolving Credit Commitments) and (B) at no time shall there more than two (2) different Classes of Revolving Credit Commitments and (2) in the case of an Extension with respect to any other Class, except as to utilization fees, unused fees, amortization and final maturity and any other terms and conditions applicable only after the final maturity of the Non-Extended Commitments and Advances of the applicable Class, the Extended Commitments and Advances of the applicable Class shall have the same terms as the Non-Extended Commitments and Advances of such Class;
(iii)    if the aggregate principal amount of Commitments or Advances of a particular Class, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments or Advances of such Class offered to be extended by the Borrower pursuant to such Extension Offer, then the Commitments or Advances of such Class of such Lenders shall be extended ratably (based upon the respective Class) up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;
(iv)    all documentation in respect of such Extension shall be consistent with the foregoing;
(v)    any applicable Minimum Extension Condition shall be satisfied; and
(vi)    no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.02 shall be satisfied (with all references in such Section to the making of an Advance being deemed to be references to the Extension on the applicable date of such Extension)

Kansas City Southern Credit Agreement

and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an officer of the Borrower.
(c)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.20, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05, 2.06, 2.13 or 9.05, (ii) each Extension Offer may contain a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s discretion) in the case of any Extension Offer of Commitments or Advances (as applicable) of any or all applicable Classes be tendered and (iii) if the Extension relates to the Revolving Credit Facility and the amount extended is less than the Letter of Credit Facility, unless the applicable Issuing Banks agree otherwise as part of such Extension, such Letter of Credit Facility shall be reduced upon the date that is five (5) Business Days prior to the applicable Termination Date of the Class being extended (to the extent needed so that such Letter of Credit Facility does not exceed the aggregate Revolving Credit Commitment which would be in effect after such applicable Termination Date), and, if after giving effect to such Extension the aggregate Available Amount of Letters of Credit exceeds the Letter of Credit Facility, the Borrower shall Cash Collateralize any issued Letters of Credit to the extent of such excess. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.20 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Credit Commitments and Extended Commitments and Advances on the terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.06, 2.08 or 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.20.
(a)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order establish new Classes or sub-Classes in respect of Commitments or Advances so extended and such technical amendments as may be necessary in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.20 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.
(b)    In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.20.
ARTICLE III

CONDITIONS TO INITIAL EXTENSION OF CREDIT AND
ISSUANCE OF LETTERS OF CREDIT
SECTION 3.01.     Conditions Precedent to Initial Extension of Credit. The obligations of the Lenders to make Advances and of the Issuing Banks to issue Letters of Credit hereunder will become effective on the Effective Date, when each of the following conditions are satisfied (or waived in accordance with Section 9.01):

Kansas City Southern Credit Agreement

(a)    The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified):
(i)    Executed counterparts of this Agreement.
(ii)    Certified copies of the resolutions of the board of directors (or equivalent governing body) of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.
(iii)    A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
(iv)    A Note executed by the Borrower in favor of each Lender requesting a Note at least three Business Days prior to the Effective Date.
(v)    (A) A certificate of the Secretary or Assistant Secretary of each Loan Party, countersigned on behalf of such Loan Party by another officer of such Loan Party, dated the Effective Date (the statements made in which certificate shall be true on and as of the date of the Effective Date), certifying as to (x) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vi), (y) a true and correct copy of the bylaws of such Loan Party as in effect on the Effective Date and (z) the good standing of each Loan Party (to the extent such concept exists in the applicable jurisdiction) (with the applicable good standing certificates attached thereto), and (B) a certificate of the President or a Vice President of the Borrower, dated the Effective Date (the statements made in which certificate shall be true on and as of the date of the Effective Date), certifying as to (x) the truth, in all material respects, of the representations and warranties contained in the Loan Documents as though made on and as of the date of the Effective Date and (y) the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default.
(vi)    A copy of a certificate of the Secretary of State (or other similar official) of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the signing of this Agreement, certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office (to the extent the Secretary of State in the applicable jurisdictions typically provides such a certification) and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate (to the extent the Secretary of State in the applicable jurisdictions typically provides such a certification) and (3) such Loan Party is duly incorporated and in good standing (to the extent such concept exists in the applicable jurisdiction) or presently subsisting under the laws of the State of the jurisdiction of its incorporation.
(vii)    A certificate, in substantially the form of Exhibit E hereto, attesting to the Solvency of the Loan Parties before and after giving effect to the Transaction, from the chief financial officer or the treasurer of the Borrower.
(viii)    Delivery of the financial statements described in Section 4.01(g) and forecasts prepared by management of the Borrower, in form and substance satisfactory to the Lender Parties,

Kansas City Southern Credit Agreement

of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for each fiscal quarter ending during the Fiscal Year ending December 31, 2019 and on an annual basis for each year thereafter until the year ending December 31, 2021.
(ix)    If and to the extent that the Initial Extension of Credit will occur on the Effective Date, a Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit in accordance with the terms set forth in Section 2.02(a) or Section 2.03(d) (as applicable).
(x)    A favorable opinion of White & Case LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
(xi)    A favorable opinion of Husch Blackwell LLP, Illinois and Missouri counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Since December 31, 2018, there has been no event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have had a Material Adverse Change.
(c)    The Borrower shall have paid all accrued and duly invoiced fees of the Agents, the Lead Arrangers and the Lender Parties and all accrued and duly invoiced expenses of the Agents and the Lead Arrangers (including the accrued and duly invoiced fees and expenses of counsel to the Administrative Agent) to the extent payable under any Loan Document or any other agreement between the Borrower and any Agent and/or Lead Arranger.
(d)    The Lender Parties shall have received satisfactory evidence of repayment of all Debt, termination of all commitments, the release of all guaranties and the discharge of all liens (if any) (other than Permitted Liens or other Liens permitted pursuant to Section 5.02(a)) under the Existing Credit Agreement.
(e)    The Administrative Agent shall have received, at least three days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, that the Administrative Agent has requested reasonably in advance, but not less than ten days prior to the Effective Date.
(f)    At least three days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
SECTION 3.02.     Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(d)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of an Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):
(i)    the representations and warranties contained in each Loan Document (other than (x) the representation and warranty set forth in Section 4.01(f)(i) and (y) the representation and warranty set forth in

Kansas City Southern Credit Agreement

Section 4.01(g)(ii)) are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and
(ii)    no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.
SECTION 3.03.     Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01.     Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
(a)    Each Loan Party and each of its Restricted Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect.
(b)    Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation, (in the case of Restricted Subsidiaries) the percentage of each such class of its Equity Interests directly owned by such Loan Party on the Effective Date.
(c)    The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s powers, have been duly authorized by all necessary corporate or other action, and do not (i) contravene such Loan Party’s organizational documents, (ii) violate any (x) law, rule, regulation (including, without limitation, Regulation X and any provision of the Interstate Commerce Act and the Railway Labor Act), the violation or breach of which could be reasonably likely to have a Material Adverse Effect or (y) order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Restricted Subsidiaries or any of their properties, the violation or breach of which could reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens permitted under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Restricted Subsidiaries.

Kansas City Southern Credit Agreement

(d)    No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction or (ii) the exercise by the Administrative Agent or any other Lender Party of its rights under the Loan Documents, except for (A) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, and (B) the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(d) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.
(e)    This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and (ii) equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(f)    Except as disclosed in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018 or in Forms 8-K filed by the Borrower since such date and prior to the Effective Date, in each case with the SEC, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Restricted Subsidiaries, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.
(g)    (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2018, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis and (ii) except as disclosed in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018 or in Forms 8-K filed by the Borrower since such date and prior to the Effective Date, in each case with the SEC, since December 31, 2018, there has been no Material Adverse Change.
(h)    As of the date hereof (to the extent applicable), to the knowledge of the Borrower, the information included in any Beneficial Ownership Certification provided by any Loan Party to any Lender in connection with this Agreement is true and correct.
(i)    The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Consolidated Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(viii) or Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance, it being recognized by the Lenders, however, that forecasts are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and its Subsidiaries’ control and forecasts as to future events are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that the actual results during the period or periods covered by the forecasts

Kansas City Southern Credit Agreement

described above may differ from the forecasted results in such forecasts and such differences may be material.
(j)    Neither the Lenders Presentation nor any other information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained (when furnished and taken as a whole) any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 4.01(j), such information shall not include the forecasts referred to in Section 4.01(i), any information of a general economic or industry–specific nature, any pro forma financial information or other forward-looking information regarding the future condition of the industries in which they operate.
(k)    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock (it being understood and agreed, for the avoidance of doubt, that the proceeds of Advances may be used by the Borrower to repurchase its Equity Interests pursuant to stock buyback plans from time to time in effect).
(l)    Neither any Loan Party nor any of its Restricted Subsidiaries is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.
(m)    [Reserved].
(n)    [Reserved].
(o)    [Reserved].
(p)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan, except as would not have a Material Adverse Effect.
(q)    Except as otherwise set forth on Schedule 4.01(q) hereto or as disclosed in the Borrower’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018 or Forms 10-Q or 8-K filed by the Borrower since such date and prior to the Effective Date, in each case with the SEC and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) to the best knowledge and belief of the Borrower, knows of any basis for any Environmental Liability.
(r)    Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate

Kansas City Southern Credit Agreement

proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(s)    [Reserved].
(t)    [Reserved].
(u)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, and the Borrower, its Subsidiaries and their respective officers and directors, and to the knowledge of the Borrower its employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or (b) to the knowledge of the Borrower, any agent or employee of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will violate any applicable Anti-Corruption Laws or applicable Sanctions.
(v)    Each Loan Party maintains insurance with responsible and reputable insurance companies or associations and/or pursuant to self-insurance programs in such amounts and covering such risks as is consistent with that carried by similarly sized companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party operates.
(w)    Each Loan Party has good and marketable title to, or valid leasehold interest in or rights to use, all its property material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title, except for Permitted Liens and irregularities, deficiencies and defect in title that, individually or in the aggregate, would not result in a Material Adverse Effect.
(x)    To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT ACT. No part of the proceeds of the Advances will be used, directly or, to the knowledge of the Borrower, indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(y)    Each Loan Party complies in all material respects, with all applicable laws, rules, regulations and orders (including, without limitation, ERISA, Environmental Laws, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Interstate Commerce Act and the Railway Labor Act), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(z)    The Borrower will apply the proceeds of the Advances and the Letters of Credit in accordance with Section 2.14.
(aa)    [Reserved].
(bb)    The Concession Title is in full force and effect and no proceeding or, to the best knowledge of the Borrower, investigation seeking the termination or revocation of the Concession Title has been

Kansas City Southern Credit Agreement

initiated by a competent Governmental Authority pursuant to a notice sent to KCSM in circumstances where KCSM has no right to reply or appeal to such Governmental Authority prior to it issuing a final and binding determination having the effect specified in Section 6.01(o) (unless such rights to reply or appeal have been exhausted).
(cc)    The Borrower has disclosed in writing to the Administrative Agent any sanctions imposed on KCSM pursuant to final and nonappealable resolutions under Sections II, III, IV, V, VIII or IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario).
(dd)    KCSM has not been sanctioned pursuant to final and non-appealable resolutions (i) on two different occasions for the same type of violation of Section II or V of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario) or (ii) on four different occasions for the same type of violation of Section III, IV, VIII and IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario), in each case as in effect on the Effective Date. For the avoidance of doubt, a sanction under Sections II, III, IV, V, VIII or IX of Article 21 of the Railway Service Law (Ley del Servicio Ferroviario) that does not otherwise violate this subsection shall not by itself constitute an Event of Default by the Borrower.
(ee)    No Default or Event of Default presently exists.
ARTICLE V

COVENANTS OF THE BORROWER
SECTION 5.01.     Affirmative Covenants. From and after the Effective Date, so long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which a claim has not been made), any Letter of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized) or any Lender Party shall have any Commitment hereunder, the Borrower will:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, the Interstate Commerce Act and the Railway Labor Act, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, in each case, except where the failure to make any such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(c)    Maintenance of Insurance. Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations and/or pursuant to self-insurance programs in such amounts and covering such risks as is consistent with that carried by similarly sized companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

Kansas City Southern Credit Agreement

(d)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, legal structure, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, in each case, except where (other than with respect to the preservation of the existence of the Borrower) the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither the Borrower nor any of its Restricted Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the board of directors (or equivalent governing body) of the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Restricted Subsidiary or the Lender Parties.
(e)    Visitation Rights. At any reasonable time and from time to time, upon reasonable notice and at reasonable times during normal business hours, permit any of the Agents, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Restricted Subsidiaries with any of their officers or directors; provided that any such examinations shall be at the Lender’s sole risk and expense and the Lenders shall coordinate the timing of their visits through the Administrative Agent; provided further that, in the absence of an Event of Default, the Agents shall not exercise their rights under this Section 5.01(e) more than one time during any Fiscal Year. Any Lender Party may accompany the applicable Agent on any such visitation.
(f)    Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary and which permit the preparation of consolidated financial statements in accordance with GAAP in effect from time to time.
(g)    Maintenance of Properties, Etc. (i) Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition (ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events), except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) take all reasonable action to maintain the Concession Title and comply in all material respects with the terms of the Concession Title.
(h)    Covenant to Guarantee Obligations. Upon the formation or acquisition of any Significant Subsidiary by any Loan Party or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary:
(i)    in connection with the formation or acquisition of a Significant Subsidiary or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, within 60 days after such event, as such time period may be extended in the Administrative Agent’s reasonable discretion, cause each such Significant Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
(ii)    [Reserved],
(iii)    within 60 days after such formation or acquisition or any Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, as such time period may be extended in the Administrative

Kansas City Southern Credit Agreement

Agent’s reasonable discretion, deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to (1) the matters contained in clause (i) above, (2) such guaranties and guaranty supplements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms (subject to customary exceptions under the laws of the applicable jurisdiction) and (3) such other matters as the Administrative Agent may reasonably request,
(iv)    [Reserved], and
(v)    at any time and from time to time, promptly execute and deliver, and cause to execute and deliver, each Loan Party, each newly acquired or newly formed Significant Subsidiary and each Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary, any and all further instruments and documents and take, and cause each Loan Party, each newly acquired or newly formed Significant Subsidiary and each Domestic Restricted Subsidiary otherwise becoming a Significant Subsidiary to take, all such other action as the Administrative Agent may deem reasonably necessary or desirable to obtain the full benefits of such guaranties.
(i)    [Reserved].
(j)    [Reserved].
(k)    Use of Proceeds.
(i)    Apply the proceeds of the Advances and the Letters of Credit in accordance with Section 2.14; and
(ii)    Not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall take reasonable steps to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto (in each case, subject to the requirements of the Concession Title and applicable Mexican law).
(l)    Anti-Corruption Laws. Conduct its businesses in compliance with, as applicable, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 1977 and other similar applicable anti-corruption legislation, including but not limited to, applicable Anti-Corruption Laws, in other jurisdictions.
SECTION 5.02.     Negative Covenants. From and after the Effective Date, so long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent Obligations in respect of indemnities for which a claim has not been made), any Letter of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized) or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:
(a)    Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties

Kansas City Southern Credit Agreement

of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Restricted Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction or with the Surface Transportation Board, a financing statement or other filing that names the Borrower or any of its Restricted Subsidiaries as debtor (other than any filing made by a lessor of property solely for protective purposes), or sign or suffer to exist, or permit any of its Restricted Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement or other filing, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except:
(i)    [Reserved];
(ii)    Permitted Liens;
(iii)    [Reserved];
(iv)    [Reserved];
(v)    [Reserved];
(vi)    [Reserved];
(vii)    [Reserved];
(viii)    Liens securing Debt or other obligations of the Borrower or any of its Restricted Subsidiaries in favor of the Borrower or any of its Restricted Subsidiaries;
(ix)    [Reserved];
(x)    Liens securing liabilities of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed at the time of incurrence thereof (it being understood that the Effective Date is a “time of incurrence” for purposes of this clause (x)), together with (and without duplication of) (A) the aggregate amount of Debt and (without duplication) Attributable Debt, in each case in connection with all Sale and Leaseback Transactions and (B) the aggregate amount of Indebtedness of Subsidiaries that are not Loan Parties incurred pursuant to the final paragraph of Section 5.02(b) (other than Indebtedness incurred pursuant to clause (2) of such paragraph), the greater of (x) $902,500,000 and (y) 10% of Consolidated Net Assets at such time; and
(xi)    Liens on any Equity Interests in Meridian Speedway.
For purposes of determining compliance with this Section 5.02(a), (x) a Lien need not be incurred solely by reference to one category of Liens described in clauses (ii), (viii), (x) or (xi) above (including any of the categories set forth in the definition of Permitted Liens) but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Liens described in clauses (ii), (viii), (x) or (xi) above (including any of the categories set forth in the definition of Permitted Liens), the Borrower, in its sole discretion, may classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this covenant.
(b)    Subsidiary Debt. Permit any of its Restricted Subsidiaries (or, solely in the case of the final paragraph of this Section 5.02(b), any of its Subsidiaries) to create, incur, assume or suffer to exist, any Debt, except:

Kansas City Southern Credit Agreement

(i)    subject to the final paragraph of this Section 5.02(b), in the case of any of the Restricted Subsidiaries,
(A)    Debt under the Loan Documents;
(B)    [Reserved];
(C)    Debt of (i) any Loan Party that is owed to any other Loan Party, (ii) any Restricted Subsidiary of the Borrower that is not a Loan Party owed to any Subsidiary of the Borrower that is not a Loan Party, (iii) any Loan Party owed to any Subsidiary of the Borrower that is not a Loan Party which, to the extent that the aggregate amount for all such Debt exceeds $25,000,000, shall (A) be subordinated in right of payment to the Obligations of such Loan Party under the Loan Documents pursuant to provisions at least as favorable to the Lenders as those set forth in the Affiliate Subordination Agreement (or otherwise on terms reasonably satisfactory to the Administrative Agent) and (B) include, in any event, provisions expressly prohibiting any action to (I) cause any of the obligations with respect to such Debt to become payable prior to the scheduled maturity thereof (except to the extent that all outstanding Advances under this Agreement have been declared due and payable prior to their scheduled maturity dates) and/or (II) exercise any remedies or take any action or proceeding to enforce the payments of such obligations, in each case, prior to the payment in full of the Obligations (other than contingent Obligations in respect of indemnities for which a claim has not been made and Letters of Credit that have been Cash Collateralized) and termination of the Commitments under the Loan Documents and (iv) any Subsidiary of the Borrower that is not a Loan Party owed to any Loan Party;
(D)    [Reserved];
(E)    [Reserved];
(F)    Credit Agreement Refinancing Debt;
(G)    any other Debt, provided that (x) if such Debt is secured, such Debt may only be secured by Liens permitted under Section 5.02(a) or (y) if such Debt is not secured and not Debt of a Loan Party, then such Debt shall comply with the final paragraph of this Section 5.02(b);
(H)    Debt consisting of guaranties of other Debt permitted under this Section 5.02(b);
(I)    [Reserved];
(J)    [Reserved];
(K)    [Reserved];
(L)    [Reserved];
(M)    Debt in respect of performance, surety or appeal bonds (in each case not in respect of borrowed money) provided in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

Kansas City Southern Credit Agreement

(N)    Debt incurred under Hedge Agreements; and
(O)    Debt in respect of industrial revenue bonds or other similar governmental or municipal bonds; provided that before and after giving effect to the incurrence of such Debt, the Loan Parties are otherwise in compliance on a Pro Forma Basis with the financial covenant set forth in Section 5.04.
(ii)    Subject to the final paragraph of this Section 5.02(b), Debt owed by any Restricted Subsidiary of the Borrower to Meridian Speedway which Debt shall not exceed an aggregate amount equal to $100,000,000 and be subordinated in right of payment to the Obligations of such Person under the Loan Documents pursuant to provisions at least as favorable to the Lenders as those set forth in the Affiliate Subordination Agreement (or otherwise, on terms reasonably satisfactory to the Administrative Agent).
For purposes of determining compliance with this Section 5.02(b), (x) an item of Debt need not be incurred solely by reference to one category of Debt described in clause (i) (including sub-clauses (A), (C), (F), (G), (H), (M), (N) or (O) thereof) or (ii) above or the paragraph immediately below (including sub-clauses (1) through (5) thereof) but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that an item of Debt (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of Debt described above in clause (i) (including sub-clauses (A), (C), (F), (G), (H), (M), (N) or (O) thereof) or (ii) above or the paragraph immediately below (including sub-clauses (1) through (5) thereof), the Borrower, in its sole discretion, may classify or subsequently reclassify (or later divide, classify or reclassify) such item of Debt (or any portion thereof) in any one or more of the types of Debt described in clause (i) (including sub-clauses (A), (C), (F), (G), (H), (M), (N) or (O) thereof) or (ii) above or the paragraph immediately below (including sub-clauses (1) through (5) thereof) in any manner that complies with this covenant; provided that all Debt outstanding under the Loan Documents shall at all times be deemed to be outstanding in reliance only on the exception in clause (i)(A) above.
Notwithstanding anything to the contrary set forth in this Section 5.02(b), the Borrower shall not permit any Subsidiary that is not a Loan Party to incur any indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness (collectively, “Indebtedness”) pursuant to this Section 5.02(b), except (1) Indebtedness incurred in connection with transactions similar to that described in Note 9 of the Borrower’s 2014 Annual Report on Form 10-K under the heading “Short-Term Borrowing” with a final maturity of not more than 365 days, (2) intercompany Indebtedness owed to the Borrower or any of its Subsidiaries, (3) Indebtedness of any joint venture to which the Borrower or any of its Subsidiaries is a party, (4) any Indebtedness of any Subsidiary of the Borrower that is not a Loan Party as set forth on Schedule 5.02(b) hereto, in each case, outstanding on the Effective Date and (5) Indebtedness not otherwise permitted by this proviso in an aggregate principal amount, at any one time outstanding, not to exceed $150,000,000; provided that the limitations set forth in this paragraph shall not apply to Meridian Speedway, LLC.
(c)    [Reserved].
(d)    Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into the Borrower, or permit any of its Restricted Subsidiaries to do so, except that:

Kansas City Southern Credit Agreement

(i)    any Restricted Subsidiary of the Borrower may merge into or consolidate with the Borrower or any other Restricted Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation to which the Borrower is a party, the Person formed by such merger or consolidation shall be the Borrower (subject to clause (iv) below), provided further that, in the case of any such merger or consolidation to which a Guarantor is a party, (i) the Person formed by such merger or consolidation shall be a Guarantor or (ii) if the Person formed by or surviving any such merger or consolidation is not a Guarantor or is a Person into which such Guarantor has been liquidated or dissolved (any such Person, the “Successor Guarantor”), (A) the Successor Guarantor shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Guarantor shall provide, promptly following any request in writing therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation (if applicable), (C) the Successor Guarantor shall expressly assume all the obligations of the applicable Guarantor under this Agreement and the other Loan Documents to which the applicable Guarantor is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and (D) the Successor Guarantor shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing requirements are satisfied, the Successor Guarantor will succeed to, and be substituted for, the applicable Guarantor under this Agreement;
(ii)    in connection with any acquisition not prohibited hereunder, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Loan Party or the Borrower shall comply with the Section 5.01(h) with respect to such surviving Person;
(iii)    in connection with any sale or other disposition permitted under Section 5.02(e) (other than clause (ii) thereof), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;
(iv)    the Borrower may merge, dissolve, liquidate, amalgamate or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower or is a Person into which such Borrower has been liquidated or dissolved (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall provide, promptly following any request in writing therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation (if applicable), (C) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the other party to such merger, dissolution, liquidation, amalgamation or consolidation, shall have confirmed that its Guaranty of the Obligations shall apply to the Successor Borrower’s obligations

Kansas City Southern Credit Agreement

under this Agreement, and (E) the Successor Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement;
provided, however, that in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing.
(e)    Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:
(i)    sales or leases of inventory in all of its forms (including, without limitation, (A) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (B) goods in which such Loan Party has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which the Borrower or such Restricted Subsidiary (as applicable) has an interest or right as consignee) and (C) goods that are returned to or repossessed or stopped in transit by the Borrower or such Restricted Subsidiary (as applicable)), and all accessions thereto and products thereof and documents therefor, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory), used or surplus equipment, non-operating assets and non-income producing assets, and leases of any other assets, in each case in the ordinary course of its business, and the granting of any option or other right to purchase, lease, license or otherwise acquire inventory in the ordinary course of its business;
(ii)    in a transaction authorized by Section 5.02(d);
(iii)    sales, leases, transfers or other dispositions of assets among any of the Borrower and its Restricted Subsidiaries;
(iv)    sales, leases, transfers or other dispositions of assets subject to compliance on a Pro Forma Basis with Section 5.04;
(v)    sales, transfers and other dispositions of accounts receivable pursuant to one or more Securitization Transactions;
(vi)    dispositions of cash and Cash Equivalents in the ordinary course of business, and
(vii)    an exchange of locomotives or other rolling stock of substantially the same condition and value among the Loan Parties and any other Subsidiaries of the Borrower.
(f)    [Reserved].
(g)    Restricted Payments. Unless the Borrower is in compliance on a Pro Forma Basis with Section 5.04, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of

Kansas City Southern Credit Agreement

its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (each, a “Restricted Payment”), except that:
(i)    The Borrower may (A) declare and pay dividends and distributions payable only in common stock of the Borrower, (B) make payments restricted by this Section pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (C) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests made by exchange for, or out of the proceeds of the substantially contemporaneous sale of, Equity Interests, and (D) so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, pay cash dividends with respect to shares of its Preferred Interests in respect of which cash dividends are payable or which require redemptions or repurchases in cash,
(ii)    any Restricted Subsidiary of the Borrower may (A) declare and pay dividends ratably with respect to its capital stock or other Equity Interests and (B) declare and pay dividends in cash or property to any other Loan Party of which it is a Subsidiary,
(iii)    payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets permitted by the terms of this Agreement,
(iv)    cash payments in lieu of the issuance of fractional shares, and
(v)    the Borrower may pay any dividend within 60 days after the declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement.
(h)    [Reserved].
(i)    Nature of Business. The Borrower will not alter the character of its business from that conducted as of the Effective Date and reasonable extensions thereof and businesses and activities ancillary or complimentary thereto.
(j)    [Reserved].
(k)    [Reserved].
(l)    Payment Restrictions Affecting Restricted Subsidiaries. Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Restricted Subsidiary of the Borrower, except (i) the Loan Documents; (ii) any agreement or instrument evidencing Surviving Debt; (iii) any agreement or instrument effective as of the date hereof and listed on Schedule 5.02(l) hereto; (iv) any agreement or instrument in effect at the time such Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; (v) the agreements entered into in connection with the formation, ownership and governance of Meridian Speedway, as well as any restrictions applicable to any other joint venture that is a Subsidiary existing at the time of the acquisition thereof, provided that the restrictions applicable to such joint venture are not made more burdensome in any material respect, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before

Kansas City Southern Credit Agreement

giving effect to the consummation of the respective investment; (vi) an agreement effecting a refinancing, replacement or substitution of Debt issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (ii) above; provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (ii); (vii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries; (viii) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of any asset pending the closing of the sale of such asset; (x) restrictions on the transfer of any asset subject to purchase money Liens or Liens arising in connection with Capitalized Lease Obligations; (xi) negative pledges and restrictions on Liens in favor of any holder of Debt for Borrowed Money permitted under Section 5.02(b); or (xii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business.
(m)    Transactions with Affiliates. The Borrower will not, nor will its permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and Restricted Subsidiaries, (iii) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, (iv) to the extent not prohibited by this Agreement, the issuance or sale of Equity Interests (other than Disqualified Equity Interests) to Affiliates, or the receipt of capital contributions from holders of their Equity Interests, (v) payment in the ordinary course of business of compensation and fees to, and the provision of indemnities on behalf of, officers or directors of the Borrower or any Restricted Subsidiary, (vi) Debt permitted under Section 5.02(b), Restricted Payments permitted under Section 5.02(g) (to the extent applicable) and sales, leases, transfers or other disposition of assets permitted under Section 5.02(e) and (vii) transactions pursuant to any agreement, instrument or arrangement as in effect as of the Effective Date and listed on Schedule 5.02(m) hereto; provided, however, that notwithstanding anything in the foregoing to the contrary, the Borrower may, and may permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any other Loan Party or Subsidiary.
SECTION 5.03.     Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (other than Letters of Credit that have been Cash Collateralized) or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties:
(a)    Default Notice, Etc. As soon as possible and in any event within five Business Days after any officer of the Borrower obtains knowledge of the occurrence of each Default, a statement of the chief financial officer or other senior financial or accounting officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.
(b)    Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2019), a copy of audited financial statements for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its

Kansas City Southern Credit Agreement

Consolidated Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as may be required as a result of the impending maturity of any Debt under this Agreement)) of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, and (B) a certificate of the chief financial officer or other senior financial or senior accounting officer of the Borrower stating that, to such officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 5.04.
(c)    Quarterly Financials. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year‑end audit adjustments and the absence of footnotes) by the chief financial officer or other senior financial or senior accounting officer of the Borrower as having been prepared in accordance with GAAP, together with (A) a certificate of said officer stating that, to such officer’s knowledge after due inquiry, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04.
(d)    Annual Forecasts. As soon as available and in any event no later than 90 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower and its Restricted Subsidiaries, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year.
(e)    ERISA. Promptly after any officer of the Borrower obtains knowledge thereof, written notice of the occurrence of any ERISA Event that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(f)    Environmental Conditions. Promptly after any officer of the Borrower obtains knowledge thereof, notice of any Environmental Action asserted in writing against any Loan Party or any of its Restricted Subsidiaries or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.
(g)    Material Litigation and Proceedings. Promptly after any officer of the Borrower obtains knowledge thereof, written notice of any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

Kansas City Southern Credit Agreement

(h)    Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Restricted Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request; provided that, in no event will any Loan Party or any Restricted Subsidiary be required to provide any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon or waive any privilege that may be amended by, such Loan Party or Restricted Subsidiary or any Affiliate thereof; provided, further, that in the event that any Loan Party or Restricted Subsidiary does not provide any information in reliance on the immediately preceding proviso, the Borrower shall provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld and the Borrower shall use commercially reasonable efforts to communicate (or procure that such other Loan Party or Restricted Subsidiary communicates), to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk wavier of such privilege.
Notwithstanding the foregoing, the obligations in paragraphs (b) and (c) of this Section 5.03 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC, provided that such materials are accompanied by the documentation specified in clauses (A) and (B) of paragraphs (b) and (c), respectively.
Documents required to be delivered pursuant to Section 5.03(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 9.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute information, they shall be treated as set forth in Section 9.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Kansas City Southern Credit Agreement

Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
SECTION 5.04.     Financial Covenant. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding (other than Letters of Credit that have been Cash Collateralized) or any Lender Party shall have any Commitment hereunder, the Borrower and its Consolidated Subsidiaries will maintain at the end of each fiscal quarter of the Borrower a Leverage Ratio of not more than 3.75:1.00; provided that, upon written notice (such notice, an “Increase Leverage Notice”) to the Administrative Agent from the Borrower that an acquisition with an aggregate consideration (including any indebtedness assumed in connection therewith) greater than or equal to $250,000,000 has been consummated, the Borrower will be permitted to maintain a Leverage Ratio of not greater than 4.25 to 1.00 as of the last day of each fiscal quarter ending during the period of four consecutive fiscal quarters ending immediately following the consummation of such acquisition; provided, further, that following such acquisition, the Leverage Ratio shall be maintained at a level of no more than 3.75:1.00 for not fewer than four fiscal quarters before a subsequent Increase Leverage Notice is delivered to the Administrative Agent.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01.     Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same shall become due and payable; or
(b)    any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been inaccurate in any material respect when made; or
(c)    the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.01(d) (solely with respect to the existence of the Borrower), 5.01(k)(ii), 5.02, 5.03(a) or 5.04; or
(d)    any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent; or
(e)    any Loan Party or any of its Restricted Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt of such Loan Party or such Restricted Subsidiary (as the case may be) that is outstanding (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly

Kansas City Southern Credit Agreement

scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof (in each case, other than secured Debt that becomes due (or that requires an offer to purchase) as a result of the voluntary sale of any assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt); or
(f)    any Loan Party or any of its Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
(g)    any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    [Reserved]; or
(i)    any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(h) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or
(j)    [Reserved]; or
(k)    a Change of Control shall occur; or
(l)    any ERISA Event shall have occurred which could reasonably be expected to have a Material Adverse Effect; or
(m)    any Governmental Authority shall, by means of a final and non-appealable resolution, take any action that would prevent KCSM from carrying on, or would have a material adverse effect on, the rights conferred on KCSM under, or the material terms of, the Concession Title (excluding, for the avoidance of doubt, any such final and non-appealable resolution related to the provision of trackage rights with respect to the Concession Title); or
(n)    [Reserved]; or
(o)    there shall be a revocation, termination, abrogation, appropriation (rescate) or repudiation by any Person of the Concession Title, or abandonment (renuncia) of the Concession Title by KCSM;

Kansas City Southern Credit Agreement

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(d)) and of an Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(d)) and of an Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
SECTION 6.02.     Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, the Borrower will pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. If at any time the Administrative Agent or the Administrative Agent determines that any funds held in the L/C Collateral Account are subject to any prior or pari passu right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent or the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Collateral Account that the Administrative Agent or the Administrative Agent, as the case may be, determines in good faith to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE ADMINISTRATIVE AGENT
SECTION 7.01.     Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except as expressly provided in Section 7.06, neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any

Kansas City Southern Credit Agreement

of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02.     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 7.03.     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or

Kansas City Southern Credit Agreement

(v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 7.04.     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.05.     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub agent and to the Affiliates of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 7.06.     Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Kansas City Southern Credit Agreement

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.12 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Indemnified Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank, so long as, effective upon such resignation, at least one Issuing Bank remains in such capacity and/or a successor Issuing Bank is appointed in accordance with this clause (d) and the aggregate Letter of Credit Facility is not less than that in effect immediately prior to the effectiveness of such resignation. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d). Upon the appointment by the Borrower of a successor an Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
SECTION 7.07.     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 7.08.     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers,

Kansas City Southern Credit Agreement

duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 7.09.     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.08 and 9.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Loan Documents or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
SECTION 7.10.     Certain Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s

Kansas City Southern Credit Agreement

entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(g)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
As used in this Section, the following terms shall have the following meanings:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
ARTICLE VIII

GUARANTY
SECTION 8.01.     Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all (i) Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations) and Obligations of the Borrower or any Subsidiary under Cash Management Agreements or Hedge Agreements, to the extent such agreements are entered into by and between the Borrower and/or any of its Subsidiaries and any Cash Management Bank or Hedge Bank, as applicable and (ii) obligations of each other Loan Party to pay the principal amount of all reimbursement obligations and unpaid drawings with respect to any letters of credit issued for the account of any such Loan Party by any Lender Party or any Affiliate thereof, in each case, whether direct or indirect, absolute or contingent, and whether for principal, interest

Kansas City Southern Credit Agreement

(including, without limitation, Post Petition Interest), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations and obligations being the “Guaranteed Obligations”), and agrees to pay (in accordance with Section 9.04(a), and subject to the limitations set forth therein) any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, in no circumstances shall Excluded Swap Obligations constitute Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
(a)    Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
(b)    Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.
SECTION 8.02.     Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
(c)    any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

Kansas City Southern Credit Agreement

(d)    any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
(e)    any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);
(f)    the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
(g)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
SECTION 8.03.     Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.
(a)    Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(b)    Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
(c)    Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.
(d)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.
SECTION 8.04.     Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without

Kansas City Southern Credit Agreement

limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent Obligations in respect of indemnities for which a claim has not been made), and all Letters of Credit shall have expired or been terminated or Cash Collateralized and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent Obligations in respect of indemnities for which a claim has not been made) shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated or Cash Collateralized, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
SECTION 8.05.     Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit F hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “ this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
SECTION 8.06.     [Reserved].
SECTION 8.07.     Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent Obligations in respect of indemnities for which a claim has not been made), (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit that have not been Cash Collateralized, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 9.07. Except pursuant to a transaction expressly permitted under Section 5.02(d), no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

Kansas City Southern Credit Agreement

ARTICLE IX

MISCELLANEOUS
SECTION 9.01.     Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time: (i)  release the Guarantors from Guaranties representing all or substantially all of the value of the Guaranty, in any transaction or series of related transactions or (ii) reduce the percentage specified in the definition of the term “Required Lenders” or amend, modify or waive any provision of this Section 9.01 that has the effect of altering the number of Lenders required to approve any amendment, modification or waiver and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender (other than any Lender that is, at such time, a Defaulting Lender) that has a Commitment under, or is owed any amounts under or in respect of, the Revolving Credit Facility if such Lender is directly and adversely affected by such amendment, waiver or consent: (i) increase or extend the Commitments of such Lender; (ii) reduce the principal of, stated rate of interest on or any fees related to the Notes held by such Lender or any fees or other amounts stated to be payable hereunder to such Lender; (iii) postpone any date scheduled for any payment of principal of, or interest on, the Notes pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder or any Guaranteed Obligations payable under any Guaranty (except extensions expressly permitted in Section 2.20) or (iv) amend, modify or waive the pro rata sharing provisions of Sections 2.11 and 2.13; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks, in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Banks, under this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents; provided further that any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
(b)     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing Incremental Commitments, Incremental Term Advances, Credit Agreement Refinancing Debt, Extended Commitments and Advances, (a) to give effect to the terms of Sections 2.18, 2.19 or 2.20 and (b) to include appropriately the Lenders holding any Incremental Commitments, Incremental Term Advances, Credit Agreement Refinancing Debt, Extended Commitments and Advances in any determination of the Required Lenders.
SECTION 9.02.     Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including e-mail communication) and mailed or delivered, if to the Borrower, at its address at P.O. Box 219335, Kansas City, Missouri 64121-9335, Attention: Treasurer, with a copy to the Chief Financial Officer, and those notices and other communications which are permitted under Section 5.03 to be provided for on the Borrower’s website on the Internet, shall be posted at the website address: http://www.kcsouthern.com/en-us; if to any Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the Administrative Agent, at its address at 901 Main Street, Dallas, Texas, 75202-3714, Attention: Betty Coleman (Telephone No. (972) 338-3763 and Email

Kansas City Southern Credit Agreement

Address: betty.coleman@baml.com), with copy to Agency Management, 222 Broadway, 14th Floor, Mail Code: NY3-222-14-03, New York, New York 10038, Attention: Steven Gazzillo (Telephone No. (646) 556-0328 and Email Address: steven.gazzillo@baml.com); or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed or E-mailed, be effective when deposited in the mails or transmitted, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by such Agent, and that notices and communications not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient. Delivery by electronic communication of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibits hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

SECTION 9.03.     No Waiver; Remedies. No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04.     Costs and Expenses. (a) The Borrower agrees to pay within 10 Business Days after receipt of a written request together with backup documentation supporting such reimbursement request (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all reasonable due diligence, syndication, transportation, computer, duplication, audit, insurance, consultant and search fees and expenses and (B) the reasonable fees and expenses of one counsel (and (x) if reasonably necessary, a single local counsel in each relevant jurisdiction and a special or regulatory counsel in each specialty and (y) in the case of an actual or perceived conflict of interest, one additional counsel and if reasonably necessary, one additional local counsel in each relevant jurisdiction and one additional special or regulatory counsel in each specialty; provided that this clause (y) shall not apply to costs and expenses in connection with the preparation, execution and delivery of the Loan Documents) for the Agents as a whole with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all costs and expenses of the Administrative Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of one counsel (and (x) if reasonably necessary, a single local counsel in each relevant jurisdiction and a special or regulatory counsel in each specialty and (y) in the case of an actual or perceived conflict of interest, one additional counsel and if reasonably necessary, one additional local counsel in each relevant jurisdiction and one additional special or regulatory counsel in each specialty) for the Administrative Agent and each Lender Party taken as a whole with respect thereto).
(a)    The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, the Lead Arrangers, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents, partners and advisors (each, an “Indemnified Party”) from and against, and shall pay within 10 Business Days after receipt of a written request together with backup documentation supporting such reimbursement request, any and all claims, damages, losses, liabilities and expenses (including, but not limited

Kansas City Southern Credit Agreement

to, reasonable attorneys’ fees of one counsel for the Indemnified Parties and, if reasonably necessary, a single local counsel to the Indemnified Parties in each relevant jurisdiction and a special or regulatory counsel in each specialty (and, in the case of an actual or perceived conflict of interest, one additional counsel and, if reasonably necessary, one additional local counsel and one additional special or regulatory counsel for each Indemnified Party affected by such conflict)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense (x) is found by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party (or any Related Indemnified Party of such Indemnified Party) or a material breach by such Indemnified Party (or any Related Indemnified Party of such Indemnified Party) of its obligations under the Loan Documents or (y) has resulted from any dispute solely among Indemnified Parties or their Related Indemnified Parties other than claims against any Indemnified Party in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger or any similar role under any Facility and other than claims arising out of any act or omission on the part of the Administrative Agent, a Lead Arranger, a Lender or any of their Affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each party hereto also agrees not to assert any claim against any other party hereto or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents; provided that nothing in this sentence shall limit the Borrower’s indemnity and reimbursement obligations under this Section 9.04 to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with any Indemnified Party that is entitled to indemnification or reimbursement hereunder.
(b)    If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party setting forth in reasonable detail the basis for such demand (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.
(c)    If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.
(d)    Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10

Kansas City Southern Credit Agreement

and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
SECTION 9.05.     Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, the Administrative Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower then due under the Loan Documents. The Administrative Agent and each Lender Party agrees promptly to notify the Borrower after any such set‑off and application; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of the Administrative Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set‑off) that such Agent, such Lender Party and their respective Affiliates may have.
SECTION 9.06.     Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender Party (or otherwise received evidence satisfactory to the Administrative Agent) that such Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
SECTION 9.07.     Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Classes, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a) or (f) shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower) under each Facility for which a Commitment is being assigned, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (unless waived by the Administration Agent in its sole discretion); provided that, only one such fee shall be payable in respect of simultaneous assignments by any Lender to its Affiliates.
(a)    Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or an Issuing Bank, as the case may be, hereunder and (ii) the Lender or an Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering

Kansas City Southern Credit Agreement

all of the remaining portion of an assigning Lender’s or an Issuing Bank’s rights and obligations under this Agreement, such Lender or such Issuing Bank shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the latest financial statements delivered pursuant to Section 3.01 or 5.03 (as applicable) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or an Issuing Bank, as the case may be.
(c)    The Administrative Agent, acting for this purpose (but only for this purpose) as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of and stated interest on the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Administrative Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, promptly after its receipt of a notice in accordance with Section 2.16(a), the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility and delivered a separate notice to the Borrower in accordance with Section 2.16(a), a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto, as the case may be.

Kansas City Southern Credit Agreement

(e)    Each Issuing Bank may, with the prior written consent of both the Borrower and the Administrative Agent, assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that each such assignment shall be to an Eligible Assignee and the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in its sole discretion); provided that, only one such fee shall be payable in respect of simultaneous assignments by any Lender to its Affiliates.
(f)    Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates, any natural Person, any Defaulting Lender or any Excluded Persons) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the value of the Guaranty except in connection with transactions otherwise permitted hereunder.
(g)    Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party in a manner consistent with Section 9.10. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04(c) (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender Party)) to the same extent as if it were a Lender Party and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender Party would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.
(h)    Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it), including without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A.
(i)    Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender

Kansas City Southern Credit Agreement

from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
(j)    Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.
(k)    Each Lender Party, acting for this purpose as a non-fiduciary agent of the Borrower, that grants a participation other rights to an SPC shall maintain a register on which it enters the name and address of each participant or SPC and the principal and interest amount of each participant’s interest or SPC’s interest in the Facility held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant's interest in any commitments, advances, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
SECTION 9.08.     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Kansas City Southern Credit Agreement

SECTION 9.09.     No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any of the Issuing Banks nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by an Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against an Issuing Bank, and an Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that were caused by (i) an Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) an Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
SECTION 9.10.     Confidentiality. Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents, advisors and auditors, in each case, on a need-to-know basis, and to actual or prospective Eligible Assignees and participants (excluding Excluded Persons), and in each case, then only to the extent that each such person shall have been instructed to keep the same confidential in accordance with this Section 9.10, (b) as required by any law, rule or regulation or judicial process (in which case the Administrative Agent or such Lender Party (as applicable) agrees to inform the Borrower thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party (in which case such Lender Party agrees to inform the Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation and except with respect to any audit or examination covered by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (d) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information received by it from such Lender Party, provided, further, that notwithstanding anything to the contrary in this Section 9.10, any such disclosure pursuant to this subsection (d) shall require the consent of the Borrower, (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document or (f) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor agrees to be bound by the provisions of this Section 9.10).
SECTION 9.11.     Release of Guarantees. In the event that any Loan Party sells, transfers or otherwise disposes of all of the Equity Interests of any such Loan Party in a transaction not prohibited by this Agreement, the Administrative Agent shall promptly (and the Lender Parties hereby authorize and instruct the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower to terminate such Subsidiary’s Obligations under the Guaranty and each other Loan Document. In addition, the Administrative Agent will take such actions as are reasonably requested by the Borrower to terminate the Guaranty still in effect created by the Loan Documents when all the Obligations (other than contingent Obligations in respect of indemnities for which a claim has not been made) have been paid in full and all Letters of Credit and Commitments have been terminated or Cash Collateralized. The Borrower agrees to pay all

Kansas City Southern Credit Agreement

reasonable out-of-pocket expenses of the Administrative Agent in connection with releases of Liens and Obligations under the Guaranty provided for in this Section.
SECTION 9.12.     Non-Consenting Lenders. If, at any time, any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole cost and expense, on prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.07 all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided further that such Non-Consenting Lender shall be entitled to receive the full outstanding principal amount of Advances so assigned, together with accrued interest and fees payable in respect of such Advances as of the date of such assignment.
SECTION 9.13.     Patriot Act Notice; Beneficial Ownership Regulation. Each Lender to whom the Patriot Act applies and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation (if applicable), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation (if applicable). The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act and the Beneficial Ownership Regulation (if applicable).
SECTION 9.14.     Jurisdiction, Service of Process, Etc.. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document to which it is a party or the Transactions relating hereto or thereto, or for recognition or enforcement of any judgment, in any forum other than the courts of the State of New York sitting in New York county and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(a)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(b)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
SECTION 9.15.     Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 9.16.     WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN

Kansas City Southern Credit Agreement

ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 9.17.     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party.
SECTION 9.18.     Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.
SECTION 9.19.     Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
SECTION 9.20.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, and the Lender Parties are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lender Parties, on the other hand, (B)

Kansas City Southern Credit Agreement

each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and each Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Lead Arrangers nor any Lender Party has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers or any Lender Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.21.     WAIVER OF IMMUNITIES. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by applicable law.
SECTION 9.22.     Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 9.23.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

Kansas City Southern Credit Agreement

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
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Kansas City Southern Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KANSAS CITY SOUTHERN, as Borrower

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President - Finance and Treasurer

THE KANSAS CITY SOUTHERN RAILWAY COMPANY, as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President - Finance and Treasurer

GATEWAY EASTERN RAILWAY COMPANY, as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President and Treasurer

SOUTHERN DEVELOPMENT COMPANY, as Guarantor

By: /s/ Michael Upchurch
Name: Michael Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

THE KANSAS CITY NORTHERN RAILWAY COMPANY, as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President and Treasurer

Signature Page to Kansas City Southern Credit Agreement

TRANS-SERVE, INC., as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President and Treasurer

PABTEX, INC., as Guarantor

By: /s/ Michael Upchurch
Name: Michael Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

KCS HOLDINGS, I, INC., as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President and Treasurer

KCS VENTURES I, INC., as Guarantor

By: /s/ Michael Cline
Name: Michael Cline
Title: Vice President and Treasurer

SOUTHERN INDUSTRIAL SERVICES, INC., as Guarantor

By: /s/ Michael Upchurch
Name: Michael Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

VEALS, INC., as Guarantor

By: /s/ Michael Upchurch
Name: Michael Upchurch
Title: Vice President, Chief Financial Officer and Treasurer

Signature Page to Kansas City Southern Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By: /s/ Irene Bertozzi Bartenstein
Name: Irene Bertozzi Bartenstein
Title: Director

CITIBANK, N.A., as a Lender and Issuing Bank

By: /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By: /s/ Robert P. Kellas
Name: Richard P. Kellas
Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By: /s/ Eric Herm
Name: Eric Herm
Title: Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By: /s/ Tammy R. Henke
Name: Tammy R. Henke
Title: Senior Vice President

Signature Page to Kansas City Southern Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By: /s/ Bradley Walker
Name: Bradley Walker
Title: Director

SUNTRUST BANK, as Lender

By: /s/ Carlos Cruz
Name: Carlos Cruz
Title: Director

COMMERCE BANK, as Lender

By: /s/ Jeffrey M. Turner
Name: Jeffrey M. Turner
Title: Senior Vice President

GOLDMAN SACHS BANK USA, as Lender

By: /s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By: /s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By: /s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

Signature Page to Kansas City Southern Credit Agreement